Exhibit 4.5

EXECUTION COPY

$1,000,000,000

FIVE YEAR REVOLVING CREDIT AGREEMENT

Dated as of February 27, 2004

Among

R.R. DONNELLEY & SONS COMPANY,

as Borrower,

THE BANKS NAMED HEREIN,

as Banks,

CITICORP NORTH AMERICA, INC.,

as Administrative Agent,

BANK ONE, NA,

as Syndication Agent,

BNP PARIBAS,

JPMORGAN CHASE BANK and

FLEET NATIONAL BANK,

as Co-Documentation Agents

and

CITICORP GLOBAL MARKETS INC. and

BANC ONE CAPITAL MARKETS, INC.,

as Joint Lead Arrangers and Joint Book Runners

		Page
ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01	Representations and Warranties of the Company	38

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01	Compliance with Laws, Etc	41
SECTION 5.02	Interest Coverage Ratio	41
SECTION 5.03	Reporting Requirements	41
SECTION 5.04	Use of Proceeds	42
SECTION 5.05	Limitation on Liens, Etc	42
SECTION 5.06	Merger; Sale of Assets	43
SECTION 5.07	Books and Records; Inspection	44
SECTION 5.08	Corporate Existence	44
SECTION 5.09	Conduct of Business	44
SECTION 5.10	Payment of Taxes	44
SECTION 5.11	Maintenance of Property; Insurance.	45

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01	Events of Default	45
SECTION 6.02	Actions in Respect of the Letters of Credit upon Default	47

ARTICLE VII

GUARANTEE

SECTION 7.01	Unconditional Guarantee	48
SECTION 7.02	Validity	48
SECTION 7.03	Waivers	48
SECTION 7.04	Subrogation	49
SECTION 7.05	Acceleration	49
SECTION 7.06	Reinstatement	49
SECTION 7.07	Continuing Guarantee; Assignments	49

ARTICLE VIII

ADMINISTRATIVE AGENT; SYNDICATION AGENT; CO-DOCUMENTATION AGENTS; CO-AGENTS

SECTION 8.01	Authorization and Action	49
SECTION 8.02	Administrative Agent’s Reliance, Etc	50
SECTION 8.03	The Administrative Agent and Affiliates	51

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SCHEDULES

SCHEDULE I	—	Banks
SCHEDULE II	—	Pricing Schedule
SCHEDULE 2.18(a)	—	Existing Letters of Credit
SCHEDULE 5.05(d)	—	Permitted Liens

EXHIBITS

EXHIBIT A	—	Form of Assignment and Assumption Agreement
EXHIBIT B	—	Form of Assumption Letter
EXHIBIT C	—	Form of Note

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EXHIBIT D	—	Form of Notice of Borrowing
EXHIBIT E	—	Form of Commitment Increase Consent
EXHIBIT F	—	Form of Opinion of Counsel to the Company
EXHIBIT G	—	Form of Opinion of Counsel to Borrowing Subsidiary

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$1,000,000,000 FIVE YEAR REVOLVING CREDIT AGREEMENT

AGREEMENT dated as of February 27, 2004, among R.R. DONNELLEY & SONS COMPANY, a Delaware corporation (the “Company”), the BANKS listed on the signature pages hereto, and CITICORP NORTH AMERICA, INC., as Administrative Agent.

W I T N E S S E T H :

WHEREAS, the Company has entered into a Combination Agreement (the “Combination Agreement”) dated as of November 8, 2003 with Moore Wallace Incorporated, a corporation organized under the laws of Canada (“Moore Wallace”) pursuant to which Moore Wallace will become a wholly-owned subsidiary (the “Acquisition”) of the Company;

WHEREAS, upon the Acquisition, the Company desires to enter into the revolving credit facility provided herein for general corporate purposes, including commercial paper backstop and the issuance of Letters of Credit;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” has the meaning set forth in the recitals hereto.

“Administrative Agent” means CNAI, in its capacity as the contractual representative for all of the Banks for purposes of this Agreement, as designated and appointed in accordance with Article VIII, and any successor thereto as provided herein.

“Advance” means an advance by a Bank to a Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Agent Party” has the meaning set forth in Section 10.18(c).

“Agent’s Account” means (a) the account of the Administrative Agent maintained by the Administrative Agent at Citibank at its offices at 399 Park Avenue, New York, New York 10043, Account No. 3685-2248, Account Name: Medium Term Finance, Reference: R.R. Donnelley, ABA No. 021-000-089 or (b) such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Company and the Banks for such purpose.

“Agents” means CNAI and Bank One.

“Agreement” shall mean this Five Year Revolving Credit Agreement, as the same may be amended, modified, supplemented or restated from time to time.

“Alternative Currency” means Sterling, Yen and any other currency (other than Dollars) (i) which is readily available, freely transferable and convertible into Dollars in the international currency and exchange markets, (ii) in which deposits are customarily offered to banks in the London interbank market and (iii) as to which an equivalent amount in Dollars may be readily calculated, including the Euro.

“Applicable Facility Fee Rate” means the percentage rate per annum which is applicable with respect to the Facility Fee as set forth on Schedule II.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance, such Bank’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means, with respect to Eurocurrency Rate Advances (i) 0.18% per annum for any day on which Level I Status exists, (ii) 0.22% per annum for any-day on which Level II Status exists, (iii) 0.26% per annum for any day on which Level III Status exists, (iv) 0.40% per annum for any day on which Level IV Status exists and (v) 0.60% per annum for any day on which Level V Status exists.

“Applicable Utilization Fee Rate” means, at any particular time, the percentage rate per annum which is applicable at such time with respect to the Utilization Fee as set forth on Schedule II.

“Applicant Party” means, with respect to a Letter of Credit, the Borrower that requested such Letter of Credit.

“Arrangers” means Citigroup Global Markets Inc. and Banc One Capital Markets, Inc.

“Assignee” has the meaning set forth in Section 9.01(c).

“Assumption Letter” means a letter of a Subsidiary of the Company addressed to the Banks in substantially the form of Exhibit B hereto pursuant to which such Subsidiary agrees to become a “Borrowing Subsidiary” and agrees to be bound by the terms and conditions hereof.

“Available Amount” of any Letter of Credit means the maximum amount available to be drawn under such Letter of Credit (assuming compliance at such time with all conditions to drawing).

“Available Commitment” has the meaning set forth in Section 2.01.

“Bank One” means Bank One, NA, a national banking association having its headquarters in Chicago, Illinois, in its individual capacity, and its successors.

“Banks” means the banks and other financial institutions listed on Schedule I hereto and each Person that becomes a party hereto pursuant to Section 9.01(c).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York City from time to time, as Citibank’s base rate; and

(b) for any day, 0.50% per annum above the Federal Funds Rate.

Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Advance” means an Advance which bears interest at a rate based upon the Base Rate, as provided in Section 2.06(a)(i).

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means a borrowing consisting of Advances by each of the Banks to a Borrower pursuant to Section 2.01.

“Borrowing Subsidiary” means any Subsidiary of the Company duly designated by the Company pursuant to Section 2.20 hereof to make Borrowings hereunder, which Subsidiary shall have delivered an Assumption Letter to the Administrative Agent in accordance with Section 2.20.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York and (a) with respect to any Advance denominated in Euros, any such day for (i) payments or purchases of Euros, a TARGET Business Day and (ii) all other purposes, including the giving and receiving of notices, a TARGET Business Day on which banks are generally open for business in London, England and in any other principal financial center as the Administrative Agent may from time to time determine for this purpose, and (b) with respect to all notices (except with respect to general matters not relating directly to funding), determinations and fundings in connection with, and payments of principal and interest on, Eurocurrency Rate Advances, any day which is a day for trading by and between banks in deposits of the applicable currency for such Advances in the interbank eurocurrency market. For purposes of this definition, a “TARGET Business Day” is a day when the Trans-European Automated Real-time Gross Settlement Express Transfer System, or any successor thereto, is open for business.

“Cash Collateral Account” has the meaning set forth in Section 2.18(j).

“Citibank” means Citibank, N.A., a national banking association.

“CNAI” means Citigroup North America, Inc., a Delaware corporation.

“Combination Agreement” has the meaning set forth in the recitals hereto.

“Commission” means the Securities and Exchange Commission or any federal body succeeding to its functions.

“Commitment” has the meaning set forth in Section 2.01.

“Consolidated EBITDA” means, with respect to any Person, for any period, (a) Consolidated Net Income for such period, plus (b) to the extent deducted in computing such Consolidated Net Income, the sum (without duplication) of (i) all income taxes of such Person and its Consolidated Subsidiaries paid or accrued in accordance with GAAP for such period, (ii) Consolidated Interest Expense, (iii) depreciation and amortization, (iv) the cumulative effect of changes in accounting principles, (v) any non-cash charges, accruals or reserves for extraordinary, unusual or non-recurring items, (vi) non-cash restructuring charges and (vii) any non-cash compensation expense, minus (c) to the extent added in computing Consolidated Net Income, the sum (without duplication) of (i) consolidated interest income and (ii) the cumulative effect of changes in accounting principles, minus (d) the payment of cash, if any, when actually paid, with respect to any charge, accrual or reserve that was deducted in determining Consolidated Net Income, but added back in any prior period pursuant to clause (b)(v),(vi) or (vii).

“Consolidated Interest Expense” means, for any period, (a) the sum of total interest expense of the Company and its Consolidated Subsidiaries, as determined in accordance with GAAP, plus (b) without double counting, the consolidated interest, fees, yield or discount accrued during such period on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Company and its Consolidated Subsidiaries in connection with Securitization Transactions (regardless of the accounting treatment of such Securitization Transactions).

“Consolidated Net Income” means, for any period, the consolidated net earnings (or loss) after taxes of the Company and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary the accounts of which would be consolidated with those of the Company in its consolidated financial statements at such date in accordance with GAAP; provided that for purposes of Sections 5.02 and 5.03, “Consolidated Subsidiary” shall mean any subsidiary the accounts of which would be consolidated with those of the Company in its consolidated financial statements at such date in accordance with GAAP.

“Consolidated Tangible Net Worth” means, as of any date, an amount equal to the sum of (i) the par or stated value of the outstanding shares of all classes of capital stock of the Company, (ii) paid-in capital and capital surplus of the Company and (iii) retained earnings of the Company, as each would appear on a consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared as of the last day of the most recently completed fiscal quarter in accordance with GAAP, less the aggregate net amount of (i) all assets so appearing which in accordance with GAAP are deemed intangible, such intangible assets to specifically include, but not be limited to, licenses, copyrights, trademarks, trade names, patents and goodwill, and (ii) any write-up in the book value of assets made after December 31, 1997, other than any such write-up to an appraised fair market value in accordance with the purchase accounting requirements of GAAP.

“Credit Exposure” means with respect to any Bank at any time, the sum of (x) the aggregate principal amount at such time of all outstanding Advances of such Bank plus (y) such Bank’s L/C Exposure at such time.

“Debt” means (but without duplication of any item) (i) indebtedness for borrowed money or for the deferred purchase price of property or services other than (x) trade accounts payable on customary terms in the ordinary course of business and (y) financial obligations under management consulting contracts or noncompete agreements with unaffiliated Persons entered into in connection with the acquisition of the businesses of such Persons, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i), (ii) or (iii) above.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Advance” means, with respect to any Bank at any time, the amount of any Advance required to be made by such Bank to a Borrower pursuant to Section 2.01 at or prior to such time that has not been so made as of such time; provided, however, that any Advance made by the Administrative Agent for the account of such Bank pursuant to Section 2.02(d) shall not be considered a Defaulted Advance even if, at such time, such Bank shall not have reimbursed the Administrative Agent therefor as provided in Section 2.02(d). If part of a Defaulted Advance shall be deemed made pursuant to Section 2.16(a), the remaining part of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Bank at any time, any amount required to be paid by such Bank to the Administrative Agent or any other Bank hereunder at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Bank to (a) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Bank, (b) any other Bank pursuant to Section 2.14 to purchase any participation in Advances owing to such other Bank and (c) the Administrative Agent pursuant to Section 8.05 to reimburse the Administrative Agent for such Bank’s ratable share of any amount required to be paid by the Banks to the Administrative Agent as provided therein. If part of a Defaulted Amount shall be deemed paid pursuant to Section 2.16(b), the remaining part of such Defaulted Amount shall be considered a Defaulted Amount originally required to be made hereunder on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Bank” means, at any time, any Bank that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Dollars” and the sign “$” each mean the lawful currency of the United States.

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the assignment agreement pursuant to which it became a Bank, as the case may be, or such other office of such Bank as such Bank may from time to time specify to the Company and the Administrative Agent.

“Effective Date” has the meaning set forth in Section 3.01.

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial interpretation relating to the environment or Hazardous Materials.

“Environmental Permit” means any permit, approval, indemnification number, license or other authorization required under any Environmental Law.

“Equivalent” in Dollars of any Alternative Currency on any date means the equivalent in Dollars of such Alternative Currency determined by using the quoted spot rate at which Citibank International plc’s principal office in London offers to exchange Dollars for such Alternative Currency in London prior to 4:00 P.M. (London time) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in any Alternative Currency of Dollars means the equivalent in such Alternative Currency of Dollars determined using the quoted spot rate at which Citibank International plc’s principal office in London offers to exchange such foreign currency for Dollars in London prior to 4:00 P.M. (London time) on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, as determined under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the failure by the Company or any of its ERISA Affiliates to make a payment to a Plan if the conditions for the imposition of a lien under Section 302(f)(1) of ERISA are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of trustee to administer, a Plan.

“Euro” and/or “EUR” mean the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Eurocurrency Lending Office” means, with respect to any Bank, the office of such Bank or one of its Affiliates specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the assignment agreement pursuant to which it became a Bank (or, if no such office is specified, its Domestic Lending Office), or such other office of such Bank or one of its Affiliates as such Bank may from time to time specify to the Company and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Advance for any Interest Period, (a) in the case of Dollars, the rate appearing on Page 3750 of the Telerate Service and (b) in the case of Euros or Sterling, the British Bankers Association Interest Settlement Rate appearing on the appropriate page of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits of that currency in the London interbank market), in any such case, at approximately 11:00 A.M. (London time), on the Quotation Day, as the rate for Dollar or Euro or Sterling deposits of $5.0 million, €5.0 million or £5.0 million, as applicable, with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurocurrency Rate” with respect to such Eurocurrency Rate Advance for such Interest Period shall be the rate supplied to the Administrative Agent at its request quoted by the Reference Banks in the London interbank market as of the Quotation Day as the rate for Dollar, Euro or Sterling deposits, as applicable, with a maturity comparable to such Interest Period.

“Eurocurrency Rate Advance” means an Advance which bears interest at a rate based upon the Eurocurrency Rate, as provided in Section 2.06(a)(ii).

“Eurocurrency Rate Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) in New York City, or, in the case of Advances in Alternative Currencies, any similar authority outside the United States, for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement), with deposits exceeding $5,000,000,000 in respect of “Eurocurrency Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined or any category of extensions of credit or other assets which include loans by a non-United States office of any Bank to United States residents).

“Events of Default” has the meaning set forth in Section 6.01.

“Exchange Rates” has the meaning set forth in Section 2.14.

“Existing Letter of Credit” shall mean each letter of credit previously issued for the account of the Company or any Subsidiary by a Bank or an Affiliate that is listed on Schedule 2.18(a).

“Facility Fee” has the meaning set forth in Section 2.03(a).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Reference Banks on such day on such transactions as determined by the Administrative Agent.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning set forth in Section 1.02.

“Hazardous Materials” means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being “hazardous” or “toxic”, or words of similar import, under any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial interpretation.

“Indemnitee” has the meaning set forth in Section 10.11.

“Information Documents” means (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 together with all schedules and exhibits thereto, including those incorporated therein by reference, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) Moore Wallace’s audited consolidated financial statements as and for the year ended December 31, 2003.

“Insurance Policy Debt” means Debt of the Company or any of its Subsidiaries under policies of life insurance now or hereafter owned by the Company or any of its Subsidiaries under which policies the sole recourse for such borrowing is against such policies.

“Interest Coverage Ratio” means the ratio, determined on a consolidated basis for the Company and its Consolidated Subsidiaries as of the end of each fiscal quarter, of Consolidated EBITDA to Consolidated Interest Expense, in each case determined as of the last day of such fiscal quarter for the four-quarter period then ended.

“Interest Period” means, for each (a) Base Rate Advance, quarterly on the last day of January, April, July and October (or the date such Advance is repaid or converted) and (b) Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of any conversion or continuation thereof, and ending on the last day of the period selected by a Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or nine or twelve months if at the time of such Advance, all Banks make interest periods of such length available), in each case as a Borrower may select, upon notice received by the Administrative Agent pursuant to Section 2.02 or 2.08; provided, however, that

(i) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(iii) whenever the first day of any Interest Period occurs on a day in an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(iv) no Interest Period may terminate later than the Termination Date.

“Issuing Bank” shall mean CNAI, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.18(i) and, solely with respect to an Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Bank that issued such Existing Letter of Credit. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Bank at any time shall mean its Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.03(d).

“Letter of Credit” shall mean any letter of credit (including each Existing Letter of Credit) issued pursuant to Section 2.18.

“Lien” means, with respect to any asset, any security interest, mortgage, pledge, lien, claim, charge or encumbrance of any kind in respect of such asset.

“Majority Banks” means at any time Banks holding more than 50% of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Advances held by the Banks, or, if no such principal amount is then outstanding, Banks having more than 50% of the Commitments.

“Margin Stock” has the meaning specified in Regulation U issued by the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, results of operations or properties of the Company and its Subsidiaries, taken as a whole, (ii) the legality, validity or enforceability of this Agreement or the Notes or (iii) the ability of the Company to perform its material obligations under this Agreement.

“Material Subsidiary” means a Subsidiary of the Company which, at the time of determination, (i) shall own assets comprising in excess of 10% of all of the assets of the Company and its consolidated Subsidiaries on a consolidated basis, or (ii) has operating income for the four fiscal quarters most recently ended in excess of 10% of the operating income of the Company and its consolidated Subsidiaries on a consolidated basis; provided, that solely with respect to Article V, in no event shall an SPV be deemed to be a Material Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Moore Wallace” has the meaning set forth in the recitals hereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any of its ERISA Affiliates and at least one Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Note” means a promissory note, in substantially the form of Exhibit C hereto, duly executed by the applicable Borrower and payable to the order of a Bank in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Other Taxes” has the meaning set forth in Section 2.15(b).

“Overnight Eurocurrency Rate” means the rate per annum applicable to an overnight period beginning on one (1) Business Day and ending on the next Business Day equal to the sum of 1%, the Applicable Margin and the average (rounded upward to the nearest whole multiple of 1/16 of 1%, if such average is not such a multiple) of the respective rates per annum quoted by each Reference Bank to the Administrative Agent on request as the rate at which it is offering overnight deposits in the relevant currency in amounts comparable to such Reference Bank’s Eurocurrency Rate Advances.

“Participants” has the meaning set forth in Section 9.01(b).

“Payment Office” means, for any Alternative Currency, such office of CNAI as shall be from time to time selected by the Administrative Agent and notified by the Administrative Agent to the Company and the Banks.

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Percentage” shall mean, with respect to any Bank, the percentage of the total Commitments represented by such Bank’s Commitment. If the Commitments have terminated or expired, the Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.01(c).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning set forth in Section 10.18(b).

“Pro Rata Share” means, at any time with respect to any Bank, the ratio (expressed as a percentage) that such Bank’s Commitment bears to the aggregate Commitments of all Banks at such time or, at any time after the Commitments have been terminated, the ratio (expressed as a percentage) that such Bank’s outstanding Advances bear to the aggregate outstanding Advances of all Banks at such time.

“Proxy Statement” means the joint proxy statement filed by the Company and Moore Wallace on Schedule 14A with the Securities and Exchange Commission on January 20, 2004.

“Public Debt Rating” means, on any date, the rating that has been most recently announced by S&P or Moody’s, as the case may be, for any class of long-term senior non-credit-enhanced unsecured debt issued by the Company (and as to which there are no guarantors or other obligors), changing when and as the applicable rating agency publicly announces a change in its Public Debt Rating.

“Quotation Day” in respect of the determination of the Eurocurrency Rate for any Interest Period for any Eurocurrency Rate Advance in (a) Dollars, means two (2) Business Days before the first day of that Interest Period, (b) Euros, means two (2) TARGET Business Days before the first day of that Interest Period or (c) Sterling, means the first day of that Interest Period; provided that if quotations would ordinarily be given on more than one date, the Quotation Day for such Interest Period shall be the last of such dates.

“Receivables” means a payment owing to a Person (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services by such Person, including the right to payment of any interest or finance charges and other obligations owing to such Person with respect thereto.

“Reference Banks” means Citibank and Bank One, NA.

“Register” has the meaning set forth in Section 9.02.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Security” means with respect to any Receivable: (a) all security interests or liens and property subject thereto from time to time securing or purporting to secure the payment of such Receivable by the Person obligated thereon, (b) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, (c) all right, title and interest of the Company or any Material Subsidiary or any SPV in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to such Receivable; provided, that Related Security will not include returned goods only to the extent that all amounts required to be paid pursuant to Securitization Transactions in respect of such goods have been paid, (d) all collections, and accounts into which such collections may be deposited, with respect to any of the foregoing, (e) all records with respect to any of the foregoing, and (f) all proceeds of such Receivable or with respect to any of the foregoing.

“Responsible Officer” means the Chief Financial Officer of the Company, the Treasurer of the Company, or any other officer of the Company responsible for overseeing or reviewing compliance with this Agreement or any Note.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Securitization Transactions” means one or more transactions involving the securitization by the Company or any of its Subsidiaries of Receivables and Related Security, including, without limitation, as a result of the sale or granting of a Lien on such Receivables and Related Security to an SPV or another Person and the contribution of Receivables and Related Security to an SPV; provided, that the amount of the obligations incurred under all such transactions by all such Persons that would be characterized as principal if structured as a secured lending transaction rather than as a purchase does not exceed $500,000,000 in the aggregate at any one time outstanding.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any of its ERISA Affiliates and no Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SPV” means a Subsidiary of the Company created for the sole purpose of purchasing Receivables from the Company or any of its Subsidiaries as part of a Securitization Transaction.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests having (a) ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) having the ability to direct the management of such corporation, partnership, limited liability company, association or other business entity are at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning set forth in Section 2.15(a).

“Termination Date” means the date which is five years after the Effective Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“USA Patriot Act” has the meaning set forth in Section 10.17.

“Utilization Fee” has the meaning set forth in Section 2.03(b).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning set forth in Part 1 of Subtitle E of Title IV of ERISA.

“Yen” means the lawful currency of Japan.

SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements then most recently delivered by the Company to the Banks in accordance with Section 5.03 (“GAAP”); provided, however, that, if any changes in accounting principles from those used in the preparation of the consolidated financial statements of the Company and its Subsidiaries for the fiscal year of the Company ended December 31, 2003 (as delivered to the Banks pursuant to Section 4.01(e)) occur by reason of the promulgation of rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and such changes would affect (or would result in a change in the method of calculation of) the covenant set forth in Section 5.02, or any of the defined terms related thereto contained in Section 1.01, then the Company may notify the Administrative Agent, or the Administrative Agent or the Majority Banks may notify the Company, that the requesting party requests an amendment to eliminate the effects of such changes, in which case the parties hereto shall negotiate in good faith to agree upon and approve the requested amendment (and shall use their commercially reasonable efforts to agree thereon within 90 days), if and to the extent necessary, to amend such covenant or such terms as would be affected by such changes in GAAP, in accordance with Section 10.01, in such manner as would maintain the economic terms of such covenant as in effect under this Agreement, prior to giving effect to the occurrence of any such changes; and provided further, however, that until the amendment of the covenant and the defined terms referred to in the immediately preceding proviso becomes effective, such covenant and defined terms shall be performed, observed and determined, and any determination of compliance with such covenant shall be made, as though no such changes in accounting principles had been made and the Company shall deliver to the Banks, in addition to the consolidated financial statements otherwise required to be delivered to the Banks under Section 5.03(a) or 5.03(b) during such period, a statement of reconciliation conforming such consolidated financial statements to GAAP prior to such changes.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Advances. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount with respect to all Borrowers (based in respect of any Advance denominated in an Alternative Currency of the Equivalent in Dollars on the Business Day such Advance is made), not to exceed at any time outstanding an amount (such Bank’s “Commitment”) equal to the amount set forth opposite such Bank’s name on Schedule I hereto or, if such Bank has entered into any assignment agreement, set forth for such Bank in the Register, as such amount may be reduced pursuant to Section 2.04 or increased pursuant to Section 2.17; provided that after giving effect to such Advances the maximum Advances that may be outstanding in any Alternative Currency shall not exceed the Equivalent of $150,000,000. Each Borrowing shall be in an aggregate amount of not less than $5,000,000 (or the Equivalent thereof in any Alternative Currency, determined as of the date of the applicable Notice of Borrowing) or an integral multiple of $1,000,000 (or the Equivalent thereof in any Alternative Currency, determined as of the date of the applicable Notice of Borrowing) in excess thereof and shall consist of Advances of the same type made on the same day to the same Borrower by the Banks ratably in accordance with their respective Commitments. Within the limits of each Bank’s Commitment, a Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.09, and reborrow under this Section 2.01.

SECTION 2.02 Making the Advances. (a) Each Borrowing shall be made on notice by the Company (or, if such Borrower is a Borrowing Subsidiary, by the Company on behalf of such Borrowing Subsidiary) to the Administrative Agent, given not later than (x) 12:00 Noon (New York time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances or (y) 12:00 Noon (New York City time) on the day of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, which shall give to each Bank prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed in writing, or telecopier in substantially the form of Exhibit D hereto, specifying therein the requested (i) date of such Borrowing, (ii) type of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Advance and (v) whether such Borrowing is to be made by the Company or by a specified Borrowing Subsidiary. Each Bank shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Advances, and before 12:00 Noon (New York time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Agent’s Account in same-day funds, such Bank’s ratable portion (determined in accordance with Section 2.01) of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent’s address referred to in Section 10.02 or at the applicable Payment Office, as the case may be.

(b) Anything in subsection (a) above to the contrary notwithstanding, the Eurocurrency Rate Advances may not be outstanding as part of more than fifteen (15) separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the applicable Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the applicable Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure by the applicable Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Bank has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make a corresponding amount available to the applicable Borrower on such date. If and to the extent that such Bank shall not have so made such Pro Rata Share portion available to the Administrative Agent and the Administrative Agent shall have made such portion available to the applicable Borrower on such date, such Bank and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Bank (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Alternative Currencies. If such Bank shall repay to the Administrative Agent such corresponding amount, the applicable Borrower shall be relieved of its obligation to repay such amount to the Administrative Agent and such amount so repaid (excluding interest) shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.

(e) The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

SECTION 2.03 Fees. (a) The Company agrees to pay to the Administrative Agent, for the account of each Bank, a facility fee (“Facility Fee”) on the average daily Commitment of such Bank from the date hereof until the Termination Date, payable in arrears on the last Business Day of each January, April, July and October during the term of such Bank’s Commitment, commencing April 30, 2004, and on the Termination Date, at the Applicable Facility Fee Rate; provided, that if any Bank continues to have Advances or L/C Exposure outstanding hereunder after the termination of its Commitment (including, without limitation, during any period when Advances may be outstanding but new Advances may not be borrowed hereunder), then such Facility Fee shall continue to accrue on the aggregate principal amount of the Advances owed to such Bank until such Advances are repaid in full.

(b) To the extent, and for so long as, the average daily aggregate outstanding principal amount of Advances or L/C Exposure in any calendar quarter exceeds one-half of the average daily aggregate outstanding Commitments during such calendar quarter, the Company agrees to pay to each Bank a utilization fee (the “Utilization Fee”) equal to the Applicable Utilization Fee Rate times the aggregate principal amount of such Bank’s average daily outstanding Advances during such calendar quarter. The Utilization Fee shall be payable on each date the Facility Fee is payable.

(c) Notwithstanding the foregoing, (i) any Facility Fee or Utilization Fee accrued with respect to any Commitment of a Defaulting Bank during the period prior to the time such Bank became a Defaulting Bank and unpaid at such time shall not be payable by the Borrowers so long as such Bank shall be a Defaulting Bank, except to the extent such Facility Fee or Utilization Fee was due and payable prior to such time, and (ii) no Facility Fee or Utilization Fee shall accrue on the Commitment of a Defaulting Bank so long as such Bank is a Defaulting Bank.

(d) The Company agrees from time to time to pay to each Bank (other than any Defaulting Bank), through the Administrative Agent, ten (10) Business Days after January 31, April 30, July 31 and October 31 of each year and three (3) Business Days after the date on which the Commitments of all the Banks shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Bank’s Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Termination Date or the date on which the Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances effective for each day in such period.

SECTION 2.04 Reduction and Termination of the Commitments. (a) Subject to Section 5.04, the Company shall have the right, upon at least two (2) Business Days’ notice to the Administrative Agent, to terminate or cancel in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks, provided that each partial reduction shall be in an aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof.

(b) The Company shall have the right, upon at least ten (10) Business Days’ written notice to the Administrative Agent (which shall then give prompt notice thereof to the relevant Bank), to require any Bank that makes a demand for payment under Section 2.11 or 2.15 to assign, pursuant to and in accordance with the provisions of Section 9.01, all of its rights and obligations under this Agreement and under the Notes to an eligible assignee selected by the Company; provided, however, that (i) no Event of Default shall have occurred and be continuing at the time of such request and at the time of such assignment; (ii) the assignee shall have paid to the assigning Bank the aggregate principal amount of, and any interest accrued and unpaid to the date of such assignment on, the Note or Notes of such Bank; (iii) the Company shall have paid to the assigning Bank any and all Facility Fees, and other amounts, due and owing to such Bank under any provision of this Agreement (including, but not limited to, any increased costs or other additional amounts owing under Section 2.11 and any indemnification for Taxes under Section 2.15 as of the effective date of such assignment; and (iv) if the assignee selected by the Company is not an existing Bank, such assignee or the Company shall have paid the processing and recordation fee required under Section 9.01 for such assignment; provided further that the assigning Bank’s rights under Sections 2.11, 2.15, 10.04 and 10.11, and its obligations under Section 8.05, shall survive such assignment as to matters occurring prior to the date of assignment.

SECTION 2.05 Mitigation. Any Bank claiming any additional amounts payable pursuant to Sections 2.11 or 2.15 or subject to Section 2.12 shall use its commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue under Sections 2.11 or 2.15 or would avoid the unavailability of Eurocurrency Rate Advances under Section 2.11 and would not, in any such case, in the judgment of such Bank, be otherwise disadvantageous to such Bank.

SECTION 2.06 Interest on Advances.

(a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such period as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable on the last day of such Interest Period and on the Termination Date.

(ii) Eurocurrency Rate Advances. During such period as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Margin payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, at intervals of three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the applicable Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing by such Borrower to each Bank, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above (or, if applicable, the proviso to Section 2.08(b) below) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by such Borrower that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum that would be required to be paid on such Advance pursuant to clause (a)(i) above.

SECTION 2.07 Additional Interest on Eurocurrency Rate Advances. (a) Each Bank that is subject to reserve requirements of the Board of Governors of the Federal Reserve System (or any successor) may require the applicable Borrower to pay, contemporaneously with each payment of interest on Eurocurrency Rate Advances made to such Borrower, additional interest on the relevant Eurocurrency Rate Advances of such Bank to such Borrower at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable Eurocurrency Rate divided by (B) one minus the Eurocurrency Rate Reserve Percentage over (ii) the applicable Eurocurrency Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the applicable Borrower and the Administrative Agent, in which case such additional interest on the Eurocurrency Rate

Advances of such Bank to such Borrower shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three (3) Business Days after the giving of such notice and (y) shall notify such Borrower, at least five (5) Business Days prior to each date on which interest is payable on Eurocurrency Rate Advances made to such Borrower, of the amount then due to such Bank under this Section 2.07.

(b) The applicable Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Bank of England, the Financial Services Authority of the United Kingdom or any successor authority to comply with mandatory liquid asset pledge requirements with respect to any Advance made by such Bank, until such principal amount is paid in full, such additional interest as such Bank shall determine is necessary to comply with such requirements and shall certify to the Company through the Administrative Agent, setting forth its calculations in reasonable detail.

SECTION 2.08 Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Administrative Agent shall give prompt notice to the Company and the applicable Borrower (if other than the Company) and each of the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a)(ii).

(b) If, with respect to any Eurocurrency Rate Advances, the Majority Banks notify the Administrative Agent that (i) they are unable to obtain matching deposits in the London interbank market at or about 2:00 P.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Banks, whereupon (A) the applicable Borrower shall, on the last day of the then existing Interest Period therefore, (1) if such Eurocurrency Rate Advances are denominated in Dollars, convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Alternative Currency, either (x) prepay such Advances or (y) redenominate such Advances into an Equivalent amount of Dollars and convert such Advances into Base Rate Advances, and (B) the obligation of the Banks to make Eurocurrency Rate Advances in the same currency as such Eurocurrency Rate Advances shall be suspended until the circumstances causing such suspension no longer exist; provided, if the circumstances set forth in clause (ii) above are applicable, the applicable Borrower may elect, by notice to the Administrative Agent and the Banks, to continue such Advances in such Alternative Currency for Interest Periods of not longer than one month, which Advances shall thereafter bear interest at a rate per annum equal to the Applicable Margin plus, for each Bank, the cost to such Bank (expressed as a rate per annum) of funding its Eurocurrency Rate Advances by whatever means it reasonably determines to be appropriate. Each Bank shall certify its costs of funds for each such Interest Period to the Administrative Agent and the Company as soon as practicable (but in any event not later than ten Business Days after the first day of such Interest Period).

(c) If the applicable Borrower shall fail to select the duration of the Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent shall forthwith so notify the applicable Borrower and the Banks and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, be converted into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in any Alternative Currency, be redenominated into an Equivalent amount of Dollars and converted into Base Rate Advances.

(d) Upon the occurrence and during the continuance of any Event of Default (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be converted into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Alternative Currency, be redenominated into an Equivalent amount of Dollars and converted into a Base Rate Advance and (ii) the obligation of the Banks to make Eurocurrency Rate Advances shall be suspended; provided that the applicable Borrower may elect, by notice to the Administrative Agent and the Banks within one (1) Business Day of such Event of Default, to continue such Advances in such Alternative Currency, whereupon the Administrative Agent may require that each Interest Period relating to such Eurocurrency Rate Advances shall bear interest at the Overnight Eurocurrency Rate for a period of three (3) Business Days and thereafter, each such Interest Period shall have a duration of not longer than one month.

(e) If fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances,

(i) the Administrative Agent shall forthwith notify the Company and the applicable Borrower (if not the Company) and the Banks that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii) with respect to Eurocurrency Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, be converted into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Alternative Currency, be redenominated into an Equivalent amount of Dollars and converted into a Base Rate Advance, and

(iii) the obligation of the Banks to make Eurocurrency Rate Advances shall be suspended until the circumstances causing such suspension no longer exist.

SECTION 2.09 Prepayments of Advances.

(a) Optional Prepayments. A Borrower may prepay, on any Business Day following notice by 1:00 P.M. (New York City time) on such Business Day to the Administrative Agent (in the case of Base Rate Advances) and on two (2) Business Days’ prior notice to the Administrative Agent (in the case of Eurocurrency Rate Advances), each Borrowing made to such Borrower, in whole or in part. Such notice shall include the proposed date and aggregate principal amount of such prepayment and the applicable Borrowing being prepaid, and if such notice is given, such Borrower shall prepay such principal amount, together with accrued interest to the date of such prepayment on the principal amount prepaid. Any amounts payable, pursuant to Section 2.10 hereof in connection with any prepayment shall be paid on the date of such prepayment; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of not less than $5,000,000 (or the Equivalent thereof in an Alternative Currency determined on the date that such notice of prepayment is given) or an integral multiple of $1,000,000 (or the Equivalent thereof in an Alternative Currency determined on the date of such notice of prepayment is given) in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance other than on the last day of the Interest Period therefor, the applicable Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 10.04.

(b) Mandatory Prepayments. (i) If the Administrative Agent notifies the applicable Borrower that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (b) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Alternative Currencies plus (c) the aggregate L/C Exposure then outstanding exceeds 105% of the aggregate Commitments of the Banks on such date, such Borrower, within two (2) Business Days after receipt of such notice, shall prepay the outstanding principal amount of any Advances owing hereunder in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Banks on such date. Each prepayment made pursuant to this Section 2.09(b) shall be made together with any interest accrued to the date of prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which such Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 2.10. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.09(b) to such Borrower and the Banks.

SECTION 2.10 Funding Losses. If (i) a Borrower makes any payment of principal with respect to any Eurocurrency Rate Advance on any day other than the last day of the Interest Period applicable thereto, (ii) a Borrower fails to borrow any Eurocurrency Rate Advance after notice has been given to any Bank in accordance with Section 2.02(c) or fails to prepay in accordance with a notice of prepayment under Section 2.09(a) or (b) or (iii) the Company requires a Bank to assign its rights with respect to any Eurocurrency Rate Advance pursuant to Section 2.04(b) on any day other than the last day of the Interest Period applicable thereto, the Company shall reimburse each Bank within 15 days after demand for any resulting loss or expense actually incurred by it (or by an existing or prospective Participant in the related Advance), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment, failure to borrow or required assignment, provided that such Bank shall have delivered to the Company a certificate setting forth the amount of such loss or expense and showing in reasonable detail how such amount was calculated, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.11 Increased Costs and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) or the Issuing Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurocurrency Rate Advance, any such requirement with respect to which such Bank or the Issuing Bank is entitled to compensation during the relevant Interest Period under Section 2.10), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or the Issuing Bank or shall impose on any Bank (or its Applicable Lending Office) or the Issuing Bank or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Eurocurrency Rate Advances, its Note or its obligation to make Eurocurrency Rate Advances and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) or the Issuing Bank of making or maintaining any Eurocurrency Rate Advance to a Borrower, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) or the Issuing Bank under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank in its reasonable judgment to be material, then, within ten (10) days after demand by such Bank or the Issuing Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank or the Issuing Bank for such increased cost or reduction.

(b) If any Bank or Issuing Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) or the Issuing Bank with any request or directive issued after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) or the Issuing Bank as a consequence of such Bank’s or the Issuing Bank’s obligations hereunder to a level below that which such Bank (or its Parent) or the Issuing Bank could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or the Issuing Bank in its reasonable judgment to be material, then from time to time, within ten (10) days after demand by such Bank or the Issuing Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank or the Issuing Bank such additional amount or amounts as will compensate such Bank (or its Parent) or the Issuing Bank for such reduction.

(c) Each Bank or Issuing Bank shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank or Issuing Bank to compensation pursuant to this Section 2.11 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank or the Issuing Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank or the Issuing Bank claiming compensation under this Section 2.11 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank or the Issuing Bank may use any reasonable averaging and attribution methods.

SECTION 2.12 Illegality. Notwithstanding any other provisions of this Agreement, if any Bank shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Bank or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Alternative Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Alternative Currency hereunder, (a) each Eurocurrency Rate Advance will automatically, upon such demand, convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.06(a)(i), (i) if such Eurocurrency Rate Advance is denominated in Dollars, be converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.06(a)(i), as the case may be, and (ii) if such Eurocurrency Rate Advance is denominated in any Alternative Currency, be exchanged into an Equivalent amount of Dollars and be converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.06(a)(i), as the case may be, and (b) the obligations of the Banks to make Eurocurrency Rate Advances or to convert Base Rate Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist; provided, however that before making any such demand, each Bank agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurocurrency Lending Office if the making of such a designation would allow such Bank or its Eurocurrency Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances and would not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.

SECTION 2.13 Payments and Computations. (a) Each applicable Borrower shall make each payment hereunder and under the Notes without set-off, counterclaim or other deduction by causing a wire transfer of immediately-available funds to be initiated to the Administrative Agent in an amount equal to such payment not later than 2:00 P.M. (New York City time) on the day when due from such applicable Borrower in Dollars to the Administrative Agent at the Agent’s Account. The applicable Borrower shall make each payment hereunder and under the Notes with respect to principal of, interest on, and other amounts relating to Advances denominated in an Alternative Currency not later than 2:00 P.M. (at the payment office for such an Alternative Currency) on the day when due in such an Alternative Currency to the Administrative Agent in same-day funds by deposit of such funds to the Agent’s Account. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Sections 2.04(b), 2.07, 2.10, 2.11, 2.14, 2.15 or 2.16) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. All such payments shall be made in Dollars, except that payments of principal of and interest on Borrowings in an Alternative Currency shall be made in such Alternative Currency or, where such Alternative Currency has converted to the Euro, in the Euro; provided that if the applicable Borrower fails to make any payment of principal or interest with respect to any Borrowing in an Alternative Currency (including the Euro) on the due date thereof because such Alternative Currency has ceased to be freely transferable and convertible into Dollars in the international currency and exchange markets, such failure shall not constitute a Default or an Event of Default, if such Borrower pays the equivalent in Dollars of such payment on the due date thereof. In addition to any such Dollar payment, such Borrower agrees to pay to each affected Bank an indemnity payment within ten (10) Business Days after such Borrower shall have received a certificate from such Bank setting forth in reasonable detail the amount of any loss, cost, damage or expense suffered by such Bank as a consequence of such inability to make any such payment in such Alternative Currency on the due date thereof. Each Bank agrees to use commercially reasonable efforts to avoid or minimize all such loss, cost, damage or expense.

(b) All computations of interest based on the Base Rate or the Eurocurrency Rate applicable to Borrowings denominated in Sterling, shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate (as to all other currencies) or the Federal Funds Rate, all computations of interest pursuant to Section 2.07 and all computations of the Facility Fee, the Utilization Fee and the L/C Participation Fee shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.07, by a Bank) of an interest rate or fee owing hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Banks hereunder that such Borrower shall not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the (i) Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Alternative Currencies.

SECTION 2.14 Judgment Currency. If for the purpose of obtaining a judgment in any court with respect to any obligation of a Borrower hereunder, it shall become necessary for the Administrative Agent or any Bank entitled to receive payments hereunder to convert any amount into a currency other than the currency denominated hereunder for such obligation, then such conversion shall be made on the basis of rates (the “Exchange Rates”) determined in the manner described in the definition “Equivalent” in Section 1.01 (or, if the applicable currency to be converted is not at the time of conversion available in the interbank market in London, then in such other interbank market as the Administrative Agent shall determine to have adequate availability of such currency) and the date with respect to which such an equivalent is to be determined shall be the first Business Day preceding the date on which final judgment is entered. If there shall occur a change between the Exchange Rates in effect on such date and the Exchange Rates in effect on the date of payment, (i) the applicable Borrower agrees to pay such additional amounts (if any) as may be necessary to ensure that the amount paid is the amount in such other currency which, when converted at the Exchange Rates as in effect on the date of payment or distribution, is the amount then due hereunder in the relevant currency and (ii) such Borrower shall not be required to pay any amount in excess of the amount determined to be payable in connection with such obligation, calculated on the basis of the Exchange Rates in effect on the first Business Day preceding the date on which final judgment is entered. Any amount due from a Borrower under this Section 2.14 shall be due as a separate debt and is not to be affected by or merged into any judgment being obtained for any other sums due hereunder.

SECTION 2.15 Taxes. (a) Any and all payments by a Borrower hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, the Issuing Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Bank, the Issuing Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank or the Issuing Bank, taxes imposed on its overall net income, and franchise or similar taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank, any Issuing Bank or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Bank, the Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower shall furnish to the Administrative Agent, at its address specified in or pursuant to Section 10.02, a copy of the receipts or other evidence of such payment reasonably acceptable to such Bank.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made by it hereunder or under any of its Notes or, in the case of the Company, from the execution or delivery of, or otherwise with respect to, this Agreement, any Note or any Letter of Credit (hereinafter referred to as “Other Taxes”).

(c) Each Borrower shall indemnify each Bank, the Issuing Bank and the Administrative Agent for and hold each of them harmless from and against the full amount of Taxes or Other Taxes (including, without limitation, any taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Bank, the Issuing Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This payment shall be made within 30 days from the date such Bank, the Issuing Bank or the Administrative Agent (as the case may be) makes demand therefor.

(d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by any Borrower (but only so long as such Bank remains lawfully able to do so), shall provide such Borrower with Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. For any period with respect to which a Bank has failed to provide such Borrower with the appropriate form pursuant to this Section 2.15(d), withholding tax will be considered excluded from “Taxes” as defined in Section 2.15(a). If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.15(a).

(e) For any period with respect to which a Bank has failed to provide the applicable Borrower with the appropriate form pursuant to Section 2.15(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(f) If a Borrower is required to pay additional amounts to or for the account of any Bank or any Issuing Bank pursuant to this Section 2.15, then such Bank or the Issuing Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank or the Issuing Bank, is not otherwise disadvantageous to such Bank.

SECTION 2.16 Defaulting Banks. (a) If at any time (i) any Bank shall be a Defaulting Bank, (ii) such Defaulting Bank shall owe a Defaulted Advance to the applicable Borrower and (iii) the applicable Borrower shall be required to make any payment hereunder or under any Note to or for the account of such Defaulting Bank, then such Borrower may, so long as no Event of Default shall have occurred and be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the amount owed by such Borrower to or for the account of such Defaulting Bank against the obligation of such Defaulting Bank to make such Defaulted Advance. If the applicable Borrower shall so set off and otherwise apply the amount owed by such Borrower to or for the account of such Defaulting Bank against the obligation of such Defaulting Bank to make any such Defaulted Advance on any date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the Notes an Advance by such Defaulting Bank made on the date of such setoff. Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurocurrency Rate Advances on the date such Advance is deemed to be made pursuant to this Section 2.16(a). The applicable Borrower shall notify the Administrative Agent at any time such Borrower makes a setoff under this Section 2.16(a) and shall specify in such notice (A) the name of the Defaulting Bank and the Defaulted Advance required to be made by such Defaulting Bank and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this Section 2.16(a). Any part of such payment otherwise required to be made by such Borrower to or for the account of such Defaulting Bank that is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this Section 2.16(a), shall be applied by the Administrative Agent as specified in Section 2.16(b) or 2.16(c).

(b) If at any time (i) any Bank shall be a Defaulting Bank, (ii) such Defaulting Bank shall owe a Defaulted Amount to the Administrative Agent or any of the other Banks and (iii) the applicable Borrower shall make any payment hereunder or under any Note to the Administrative Agent for the account of such Defaulting Bank, then the Administrative Agent may, on its behalf or on behalf of such other Banks and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Bank to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. If the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the Notes payment to such extent of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Banks, ratably in accordance with their respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Banks and, if the amount of such payment made by such Borrower shall at any time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Banks, in the following order of priority:

(i) first, to the Administrative Agent for any Defaulted Amounts owing to the Administrative Agent (solely in its capacity as Administrative Agent) at such time; and

(ii) second, to the other Banks for any Defaulted Amounts owing to the other Banks (solely in their capacity as Banks) at such time, ratably in accordance with such respective Defaulted Amounts owing to each other Bank (solely in its capacity as a Bank) at such time.

Any part of such payment made by a Borrower for the account of such Defaulting Bank remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this Section 2.16(b), shall be applied by the Administrative Agent as specified in Section 2.16(c).

(c) If at any time, (i) any Bank shall be a Defaulting Bank, (ii) such Defaulting Bank shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the applicable Borrower, the Administrative Agent or any other Bank shall be required to pay or to distribute any amount hereunder or under any Note to or for the account of such Defaulting Bank, then such Borrower or such other Bank shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this Section 2.16(c) shall be deposited by the Administrative Agent in an account with CNAI, in the name and under the control of the Administrative Agent, but subject to the provisions of this Section 2.16(c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be CNAI’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this Section 2.16(c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Bank and to pay any amount payable by such Defaulting Bank hereunder to the Administrative Agent or any other Bank, as and when such Advances or such amounts are required to be made or paid and, if the amount so held in escrow shall any time be insufficient to make and pay all such Advances and all such amounts required to be made or paid at such time, in the following order of priority:

(A) first, to the Administrative Agent for any amounts due and payable by such Defaulting Bank to the Administrative Agent hereunder (solely in its capacity as Administrative Agent) at such time;

(B) second, to the other Banks for any amounts due and payable by such Defaulting Bank to the other Banks hereunder (solely in their capacity as Banks) at such time, ratably in accordance with such respective amounts due and payable to each other Bank (solely in its capacity as Bank) at such time; and

(C) third, to the applicable Borrower for any Advances required to be made by such Defaulting Bank pursuant to the Commitment of such Defaulting Bank at such time.

If such Defaulting Bank shall, at any time, cease to be a Defaulting Bank, any funds held by the Administrative Agent in escrow at such time with respect to such Defaulting Bank shall be distributed by the Administrative Agent to such Defaulting Bank and applied by such Defaulting Bank to the amounts owing to such Defaulting Bank at such time under this Agreement in accordance with the terms of this Agreement.

(d) The rights and remedies against a Defaulting Bank under this Section 2.16 are in addition to other rights and remedies that the applicable Borrower may have against such Defaulting Bank with respect to any Defaulted Advance and that the Administrative Agent or any other Bank may have against such Defaulting Bank with respect to any Defaulted Amount.

SECTION 2.17 Increase of Aggregate Commitments. (a) The Company may (not less than 90 days prior the Termination Date and no more than twice in each fiscal year of the Company), on the terms set forth below, request that the aggregate amount of the Commitments be increased by an amount which does not exceed $250,000,000; provided, however, that an increase in the Commitments hereunder may only be made at a time when (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Public Debt Rating from S&P is at least BBB+ (stable) and the Public Debt Rating from Moody’s is at least Baa1 (stable) and (iii) the representations and warranties of the Company contained in this Agreement, are true on and as of the date of such request and the date upon which such commitment increase becomes effective.

(b) If the Company requests an increase in the aggregate Commitments:

(i) any such increase shall be in an incremental aggregate amount of $10,000,000 (but not in excess of $250,000,000 in the aggregate for all such increases);

(ii) each of the Banks shall be given the opportunity to participate in the increased aggregate Commitments (x) initially, ratably in accordance with its Pro Rata Share, and (y) next, to the extent that the requested increase in the aggregate Commitments is not fulfilled pursuant to the preceding clause (x) and subject to Section 2.17(d) below, in such additional amounts as any Bank and the Company agree; and

(iii) if, after each Bank has been afforded an opportunity to increase its Commitment to satisfy the Company’s requested increase, the aggregate increase in the Commitments offered by the Banks is less than the Company’s requested increase, then the Company shall consult with the Administrative Agent as to the number, identity and requested Commitments of additional financial institutions which the Company may, with the written consent of the Administrative Agent (which consent shall not be unreasonably withheld) invite to participate in the aggregate Commitments; provided that the minimum Commitment of each such additional financial institutions shall be a minimum incremental aggregate amount of $25,000,000.

(c) No Bank shall have any obligation to increase its Commitment pursuant to a request by the Company hereunder. No Bank shall be deemed to have approved an increase in its Commitment unless such approval is in writing. Failure on the part of any Bank to respond to a request by the Company within 30 days of such Bank’s receipt of notice of such request hereunder shall be deemed a rejection of such request.

(d) In no event shall any Bank’s Commitment, after giving effect to an increase in its Commitment hereunder, exceed 25% of the aggregate Commitments under this Agreement.

(e) If the Company and one or more of the Banks (or other financial institutions) shall agree upon such an increase in the aggregate Commitments hereunder (i) the Company, the Administrative Agent and each Bank or other financial institution increasing its Commitment or extending a new Commitment shall enter into a consent in the form of Exhibit E hereto and (ii) the Company shall furnish new Notes to each financial institution that is extending a new Commitment and to each Bank which is increasing its Commitment. Notwithstanding anything else to the contrary contained in Section 2.08(c) or (d), if an increase in the aggregate Commitments pursuant to this Section 2.17 occurs during an Interest Period for an outstanding Borrowing, (a) such Borrowing may not be continued or converted pursuant to Section 2.08(c) or (d) and (b) such Borrowing shall be due and payable at the end of the current Interest Period applicable thereto, without prejudice to each Borrower’s right, subject to the terms and conditions of this Agreement, to reborrow all or any portion of the amount of such Borrowing.

SECTION 2.18 Letters of Credit.

(a) General. Each Existing Letter of Credit is deemed to be a letter of credit issued hereunder for all purposes of this Agreement and the Notes. In addition, subject to the terms and conditions set forth herein, a Borrower may request the issuance of Letters of Credit denominated in Dollars for its own account in a form reasonably acceptable to the Issuing Bank, at any time and from time to time during the period from the Effective Date until (but not including) the date that is five (5) Business Days prior to the Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Applicant Party to, or entered into by the Applicant Party with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Applicant Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Applicant Party also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit) the Applicant Party shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed, in respect of Letters of Credit, $50,000,000 and (ii) the Credit Exposure shall not exceed the total Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on (i) the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (i)(B) of this paragraph (c)) or (ii) with respect to Letters of Credit not to exceed an aggregate amount of $1,000,000 such date later than one year from the date of issuance (but in no event later than five (5) Business Days prior to the Termination Date).

(d) Participations. To the extent the Applicant Party does not reimburse the Issuing Bank within one (1) Business Day after the issuance of a Letter of Credit or an amendment to increase the amount of a Letter of Credit, without any further action on the part of the Issuing Bank or the Banks, the Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Bank’s Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Bank’s Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Applicant Party on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Applicant Party for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Applicant Party in respect of such Letter of Credit shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement, not later than 5:00 p.m., New York City time, on the Business Day immediately following the date the Applicant Party receives notice under paragraph (g) of this Section of such L/C Disbursement. If the Applicant Party fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the Issuing Bank and each other Bank of the applicable L/C Disbursement, the payment then due from the Applicant Party in respect thereof and, in the case of a Bank, such Bank’s Percentage thereof. Promptly following receipt of such notice, each Bank shall pay to the Administrative Agent its Percentage of the payment then due from the Applicant Party, in the same manner as provided in Section 2.02 with respect to Advances made by such Bank (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to the Issuing Bank in Dollars the amounts so received by it from the Banks. Promptly following receipt by the Administrative Agent of any payment from the Applicant Party pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Banks and the Issuing Bank as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse the Issuing Bank for any L/C Disbursement (other than the funding of Base Rate Advance as contemplated above) shall not constitute an Advance and shall not relieve the Applicant Party of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of the Applicant Party to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Applicant Party’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct. Neither the Administrative Agent, the Banks nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to an Applicant Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Applicant Party to the extent permitted by applicable law) suffered by the Applicant Party that are determined to have been caused by (i) the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) the Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent, the Applicant Party and the Company (if the Company is not the Applicant Party) by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Applicant Party of its obligation to reimburse the Issuing Bank and the Banks with respect to any such L/C Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement, then, unless the Company or the Applicant Party shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Company or the Applicant Party reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Advances; provided that, if such L/C Disbursement is not reimbursed by the Company or the Applicant Party when due pursuant to paragraph (e) of this Section, then Section 2.06(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Bank to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Banks of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.04. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If at any time the Commitments terminate while any Letters of Credit are outstanding, or if at any time any Applicant Party is required by this Agreement to cash-collateralize any Letters of Credit, the Company shall deposit in an interest-bearing cash collateral account opened by the Administrative Agent (the “Cash Collateral Account”) an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in the Cash Collateral Account pursuant to this Agreement shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit and other related obligations arising under this Agreement with respect to L/C Exposure. Upon the expiration, cancellation or other termination of any Letter of Credit, the Administrative Agent shall remit to such Applicant Party an amount equal to the difference between (i) the amount on deposit in the Cash Collateral Account at such time, and (ii) an amount equal to the L/C Exposure then outstanding. Following the expiration, cancellation or other termination of the final outstanding Letter of Credit, the funds remaining in the Cash Collateral Account, if any, shall be returned to the Company (or such other Person as may be lawfully entitled thereto).

(k) Reporting. Unless otherwise requested by the Administrative Agent, the Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each fiscal quarter, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding fiscal quarter, (ii) on or prior to each Business Day on which the Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (iii) on each Business Day on which the Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.19 Repayment of Advances; Evidence of Debt. (a) The Borrowers unconditionally promise to pay the Administrative Agent, on behalf of the Banks, on the Termination Date (or such earlier date on which the Advances become due and payable pursuant to Section 6.01), the unpaid principal amount of each Advance made to any of them by the Banks. The Borrowers further agree to pay interest in immediately available funds at the office of the Administrative Agent on the unpaid principal amount of the Advances from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.06.

(b) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of any Borrower to such Bank resulting from the Advances made by such Bank to such Borrower, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 8.02, and a subaccount for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance made hereunder, the type of each Advance made and the Interest Period or maturity date (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from such Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from such Borrower and each Bank’s share thereof.

(d) The entries made in the Register and the accounts maintained pursuant to paragraphs (b) and (c) of this subsection shall be prima facie evidence of the items contained therein; provided, however, that the failure of any Bank or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of such Borrower to repay (with applicable interest) the Advance made to such Borrower by such Bank in accordance with the terms of this Agreement.

(e) If requested by any Bank, the applicable Borrower shall execute and deliver, at the Company’s expense, to such Bank (and deliver a copy thereof to the Administrative Agent) one or more promissory notes evidencing the Advances owing to such Bank pursuant to this Agreement. Any such note shall be substantially in the form of Exhibit C, and shall be entitled to all of the rights and benefits of this Agreement.

SECTION 2.20 Borrowing Subsidiaries. The Company may at any time or from time to time add as a party to this Agreement any Subsidiary of the Company to be a “Borrowing Subsidiary” hereunder by causing such Subsidiary to execute and deliver a duly completed Assumption Letter substantially in the form of Exhibit B to the Administrative Agent, with the written consent of the Company included therein. Upon such execution, delivery and consent such Subsidiary shall for all purposes be a party hereto as a Borrowing Subsidiary as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on all Advances made to any Borrowing Subsidiary under this Agreement shall have been paid in full and all other obligations of such Borrowing Subsidiary shall have been fully performed, such Borrowing Subsidiary may, by not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Banks thereof), terminate its status as a “Borrowing Subsidiary.”

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to Effectiveness. The provisions of this Agreement shall become effective on the first day on or before March 26, 2004 (the “Effective Date”) on which all of the following conditions precedent have been satisfied:

(a) The Administrative Agent shall have received the following, in form and substance reasonably satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for the Banks:

(i) The Administrative Agent (or its counsel) shall have received from each party hereto either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) To the extent requested pursuant to Section 2.19(e), a duly executed Note of the Company, for the account of each requesting Bank;

(iii) A certificate of the Secretary of the Company certifying (A) copies attached thereto of the resolutions of the Board of Directors of the Company authorizing and empowering certain officers of the Company to effect such borrowings as such officers may deem necessary or desirable for proper corporate purposes, subject to the limitations set forth in such resolutions, (B) copies attached thereto of the Certificate of Incorporation and by-laws of the Company, and (C) the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and other documents to be executed and delivered by the Company hereunder;

(iv) A certificate of a duly authorized officer of the Company, dated the Effective Date, certifying that as of such date, (A) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date and (B) no Default or Event of Default as of the date thereof has occurred and is continuing;

(v) An opinion of Sullivan & Cromwell LLP, substantially in the form of Exhibit F hereto; and

(vi) Copies of the restated certificate of incorporation of the Company, together with all amendments, and a certificate of good standing, each certified by the Secretary of State of Delaware, as well as the Company’s employer identification number;

(b) The Company shall have paid all reasonable accrued fees and expenses of the Arrangers, the Administrative Agent and the Banks which are due and payable on the Effective Date to the extent invoiced (including, without limitation, the reasonable fees and expenses of Cahill Gordon & Reindel LLP, counsel for the Arrangers and the Administrative Agent);

(c) Both before and after giving effect to the Acquisition, there shall have occurred no material adverse change in the business, financial condition, results of operations or properties of the Company and its Subsidiaries, taken as a whole, since December 31, 2003;

(d) Both before and after giving effect to the Acquisition, there shall exist no action, suit or proceeding (investigative, judicial or otherwise) against the Company or any of its Subsidiaries pending before any court or arbitrator or any governmental body, agency or official, or to the knowledge of any Responsible Officer of the Company, threatened, that could reasonably be expected (i) to have a Material Adverse Effect or (ii) to materially and adversely affect the legality, validity or enforceability of this Agreement or any Note;

(e) The representations and warranties contained in Section 4.01 shall be correct on and as of the Effective Date, as though made on and as of such date;

(f) No Default or Event of Default shall have occurred and be continuing;

(g) Evidence (satisfactory in form and substance to the Arrangers) of (x) the termination of the commitments under, and the payment of all amounts owing under, the Company’s existing five-year credit agreement dated as of October 10, 2002 among the Company, the banks party thereto and Bank One, NA, as administrative agent, (y) the termination of the commitments under, and the payment of all amounts owing under, the Company’s existing 364-day credit agreement dated as of October 9, 2003 among the Company, the banks party thereto and Bank One, NA as administrative agent and (z) the termination of the commitments under, and the payment of all amounts owing under, Moore Wallace’s existing credit agreement dated as of March 14, 2003 among Moore Wallace, the banks party thereto and CNAI as administrative agent, in each case, simultaneously with or immediately following the Effective Date;

(h) A certificate from the Secretary of State of the State of Delaware dated a date reasonably close to the date hereof as to the good standing of and organizational documents filed by the Company;

(i) The Acquisition shall have been consummated, without amendment, modification or waiver of the Combination Agreement that would result in or require (x) a resolicitation of proxies pursuant to the Proxy Statement or (y) a waiver of the condition set forth in Section 4.1 (Dissent Rights) under the Combination Agreement;

(j) The Company’s long-term senior unsecured non-credit enhanced debt rating (and as to which there are no guarantors or other obligors) shall be at least BBB+ (stable) by S&P and Baa2 (stable) by Moody’s;

(k) Moore Wallace shall have delivered its consolidated financial statements as and for the year ended December 31, 2003, which shall have been audited by Deloitte & Touche LLP, as stated in their report attached thereto; and

(l) Such other approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as the Administrative Agent, any Issuing Bank or any Bank may, through the Administrative Agent, reasonably request.

SECTION 3.02 Conditions Precedent to Each Borrowing. The obligation of each Bank to make an Advance on the occasion of each Borrowing and the obligation to issue, amend, extend or renew a Letter of Credit shall be subject to the further conditions precedent on the date of such Borrowing or the date of issuance, amendment, extension or renewal of a Letter of Credit, that the following statements shall be true (and the giving of the applicable Notice of Borrowing and the acceptance by the applicable Borrower of the proceeds of such Borrowing and/or the receipt of a notice requesting the issuance of such Letter of Credit as required by Section 2.18 shall constitute a representation and warranty by the applicable Borrower that on the date of such Borrowing such statements are true):

(a) The representations and warranties contained in Section 4.01 (other than Section 4.01(e)(ii)) are correct on and as of the date of such Borrowing (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct as of such earlier date), before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(b) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

SECTION 3.03 Conditions Precedent to Initial Advance to Each Borrowing Subsidiary. The obligation of each Bank to make its initial Advance hereunder to any Borrowing Subsidiary and the obligation to issue, amend, extend or renew a Letter of Credit is subject to the conditions precedent that the Effective Date shall have occurred and the Administrative Agent shall have received on or before the day of the initial Borrowing by such Borrowing Subsidiary or the date of issuance, amendment, extension or renewal of a Letter of Credit the following, each in form and substance reasonably satisfactory to the Administrative Agent and in sufficient copies for the Banks:

(a) The Assumption Letter executed and delivered by such Borrowing Subsidiary and containing the written consent of the Company, as contemplated by Section 2.20 hereof;

(b) To the extent requested pursuant to Section 2.19(e), a Note executed by such Borrowing Subsidiary, payable for the account of each requesting Bank;

(c) Copies of any and all governmental approvals, if any, required with respect to the Assumption Letter;

(d) A certificate of the Secretary of such Borrowing Subsidiary certifying (A) copies attached thereto of the resolutions of the Board of Directors or similar body of such Borrowing Subsidiary authorizing and empowering certain officers of such Borrowing Subsidiary to enter into the Assumption Letter, (B) copies attached thereto of the organizational documents of such Borrowing Subsidiary and (C) the names and true signatures of the officers of such Borrowing Subsidiary authorized to sign the Assumption Letter and, to the extent requested pursuant to Section 2.19(e), any Notes;

(e) An opinion of counsel to such Borrowing Subsidiary, substantially in the form of Exhibit F hereto, and as to such other matters as the Administrative Agent shall reasonably request; and

(f) Copies of the organizational documents of such Borrowing Subsidiary, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as such Borrowing Subsidiary’s employer identification number.

SECTION 3.04 Determinations. For purposes of determining compliance with the conditions specified above, each Bank shall be deemed to have consented to, approved and accepted, and to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless the officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Bank prior to the proposed Effective Date, as notified by the Administrative Agent to the Banks, specifying its objection thereto. The Administrative Agent shall promptly notify the Banks of the occurrence of the Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Company. To induce the Banks to enter into this Agreement and to make the Advances and issue, amend review, extend or participate in the Letters of Credit hereunder, the Company hereby represents and warrants to the Administrative Agent and each Bank and the Issuing Bank (as the case may be) (both before and after giving effect to the Acquisition) as follows:

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

(b) The execution, delivery and performance by the Company of this Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene or constitute a default under, (i) the Company’s certificate of incorporation, as amended, or by-laws or (ii) any provision of applicable law or regulation or any contractual restriction, judgment, order, injunction, decree or other instrument binding on or affecting the Company.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement.

(d) This Agreement has been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by the applicable Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

(e) (i) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31, 2003, and the related consolidated statements of income,

cash flow and shareholders’ equity of the Company and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, fairly present the financial condition of the Company and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles.

(ii) Since December 31, 2003, there has been no material adverse change in the business, financial condition, results of operations or properties of the Company and its Subsidiaries, taken as a whole.

(f) There are no actions, suits or proceedings (investigative, judicial or otherwise) against the Company or any of its Subsidiaries pending before any court or arbitrator or any governmental body, agency or official, or, to the knowledge of any Responsible Officer of the Company, threatened, that could reasonably be expected (i) to have a Material Adverse Effect or (ii) to materially and adversely affect the legality, validity or enforceability of this Agreement or any Note.

(g) Following application of the proceeds of each Advance to the Company, not more than 25% of the value of the assets of the Company and its Consolidated Subsidiaries will be Margin Stock subject to any restriction contained in any agreement or instrument between the Company and any Bank or any affiliate of any Bank relating to Debt within the scope of Section 6.01(e).

(h) The Company is not principally engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(i) The Advances to each Borrower, and all related obligations of such Borrower under this Agreement, rank pari passu with all other unsecured indebtedness for money borrowed or raised by such Borrower that is not, by its terms, expressly subordinated to other such indebtedness of such Borrower.

(j) No Borrower is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(k) (i) All necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance with all such Environmental Permits, except to the extent that the failure to so obtain or comply could not reasonably be expected to have a Material Adverse Effect; and (ii) no circumstances exist that could reasonably be expected to (A) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

(l) None of the properties owned or leased by the Company or any of its Subsidiaries is the subject of any investigation or cleanup, whether voluntary or required pursuant to any Environmental Law or ordered by any governmental authority, that could reasonably be expected to have a Material Adverse Effect.

(m) Since December 31, 2003, no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

(n) Since December 31, 2003, neither the Company nor any of its ERISA Affiliates (i) has incurred or is reasonably expected to incur any Withdrawal Liability with respect to any Multiemployer Plan or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(o) As of the last annual actuarial valuation date, the aggregate current liability (as defined in Section 412 of the Internal Revenue Code) under the Plans does not exceed the aggregate fair market value of the assets of such Plans by more than $100,000,000.

(p) The Company does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Company determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

(q) All of the Company’s Subsidiaries that are corporations are duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and have all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as now conducted. All of the Company’s Subsidiaries that are a limited partnership or limited liability company are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, and have all powers and all material governmental licenses, authorizations, consents and approvals required to carry on their respective businesses as now conducted.

(r) The information set forth in the Information Documents was true and accurate in all material respects on the date thereof and on the Effective Date and the information set forth in the Proxy Statement is true and accurate in all material respects on the date thereof, in each case, except that the Company makes no representation whatsoever (express or implied) with respect to any statements, information, estimates or projections with respect to the future trends or performance of the Company and its Subsidiaries. All written information regarding the Company and its Subsidiaries or Moore Wallace and its Subsidiaries furnished by, or on behalf of, the Company at any meeting to which all the Banks were invited and any written information regarding the Company and its Subsidiaries or Moore Wallace and its Subsidiaries furnished by, or on behalf of, the Company to the Administrative Agent or any Bank pursuant to or in connection with this Agreement was true and accurate in all material respects on the date as of which such information was furnished, subject to the exception set forth in the preceding sentence for statements, information, estimates or projections with respect to the future trends or performance of the Company and its Subsidiaries.

(s) On the date of this Agreement, the aggregate principal amount of Debt outstanding which is secured by Liens on assets of the Company or any Subsidiary, in addition to the Liens set forth on Schedule 5.05(d), does not exceed $100,000,000.

(t) Prior to the Effective Date, the Acquisition shall have been consummated.

ARTICLE V

COVENANTS OF THE COMPANY

So long as any Advance shall remain unpaid or any Bank shall have any Commitment hereunder, unless the Majority Banks shall otherwise consent in writing:

SECTION 5.01 Compliance with Laws, Etc. The Company shall comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, except for laws, rules, regulations and orders the violation of which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Interest Coverage Ratio. The Company shall maintain an Interest Coverage Ratio of not less than 3.0 to 1.

SECTION 5.03 Reporting Requirements. The Company shall furnish to the Banks:

(a) within 60 days after the end of each of the first three quarters of each fiscal year of the Company, but in no case earlier than when such report shall be required to be filed with the Commission, a copy of the Company’s Quarterly Report on Form 10-Q filed with the Commission for such quarter, or any similar quarterly report required to be filed by the Company with the Commission; provided that if the Company shall no longer be required to so file with the Commission, the Company shall nonetheless thereafter continue to furnish to the Banks such financial statements and related materials as would have comprised such filings, at such times as the Company would have otherwise delivered the same to the Commission;

(b) within 120 days after the end of each fiscal year of the Company, but in no case earlier than when such report shall be required to be filed with the Commission, a copy of the Company’s Annual Report on Form 10-K filed with the Commission for such year, or any similar annual report required to be filed by the Company with the Commission; provided that if the Company shall no longer be required to so file with the Commission, the Company will nonetheless thereafter continue to furnish to the Banks such financial statements and related materials as would have comprised such filings, at such times as the Company would have otherwise delivered the same to the Commission;

(c) simultaneously with the delivery of the reports referred to in clauses (a) and (b) above, a certificate of a designated financial officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.02 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and setting forth the details thereof and the action which the Company is taking with respect thereto;

(d) promptly after the sending or filing thereof, copies of all reports which the Company sends to any of its security holders, and copies of all reports and registration statements (other than Form S-8 or any similar form) which any Borrower files with the Commission or any national securities exchange;

(e) promptly following any Responsible Officer’s knowledge thereof, notice in writing of (i) the occurrence of any Default or Event of Default and setting forth the details thereof and the action which the Company is taking with respect thereto, or (ii) the institution of, or any adverse final judgment in, any litigation, arbitration proceeding or governmental proceeding which, in the Company’s judgment, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(f) such other information as any Bank may reasonably request.

SECTION 5.04 Use of Proceeds. The proceeds of the Advances made under this Agreement will be used by the Borrowers for general corporate purposes, including commercial paper backstop and letters of credit; provided, that the Borrowers shall be required at all times to maintain unutilized availability under this Agreement equal to the sum of (x) their then outstanding commercial paper and (y) their issued Letters of Credit. None of such proceeds will be used in violation of any applicable law or regulation.

SECTION 5.05 Limitation on Liens, Etc. The Company shall not create or suffer to exist, or permit any of its Consolidated Subsidiaries to create or suffer to exist, any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Consolidated Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person or entity, other than:

(a) Liens arising in connection with the obligations of the Company or any Subsidiary under industrial revenue bonds;

(b) Liens on assets of a Subsidiary of a Borrower to secure Debt of such Subsidiary to any Borrower;

(c) Purchase money Liens claimed by sellers of goods on ordinary trade terms provided that no financing statement has been filed to perfect such Liens, and provided that no such Lien shall extend to assets of any character other than the goods being acquired;

(d) Liens securing Debt existing as of December 31, 2003, listed on Schedule 5.05(d);

(e) Liens securing Debt on property of a corporation or firm (or division thereof) that becomes a Subsidiary of the Company or of any of its Subsidiaries after the date hereof in accordance with Section 5.06 and existing at the time such corporation is merged or consolidated with the Company or any Subsidiary, at the time such corporation or firm (or division thereof) becomes a Subsidiary of the Company or any of its Subsidiaries, or at the time of a sale, lease or other disposition of the properties of a corporation or a firm (or division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary, provided that such Liens were not created in contemplation of such merger, consolidation, acquisition, sale, lease or disposition and do not extend to assets other than those of the Person merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary; provided that this clause (e) shall not be applicable to the Acquisition;

(f) Liens on life insurance policies owned by the Company or any Subsidiary, securing Insurance Policy Debt;

(g) Purchase money Liens constituting the interest of a lessor under a lease that would be capitalized on the lessee’s balance sheet in accordance with GAAP, or under a sale-leaseback transaction, in each case relating to equipment, provided that after giving effect thereto, no Event of Default under Section 5.02 shall exist;

(h) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in the foregoing subsections (a) through (g); provided that, in the case of Liens referred to in the foregoing subsections (c), (d), (e), (f) and (g), the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or a part of the property which is subject to the Lien so extended, renewed or replaced (plus improvements on such property);

(i) Liens incurred in connection with Securitization Transactions; provided, that such Liens do not encumber any property other than the Receivables and Related Security relating to such Securitization Transactions; and

(j) Additional Liens securing Debt other than as may be included in the foregoing subsections (a) through (i), provided, that the aggregate outstanding principal amount of such Debt shall not at any time exceed 15% of Consolidated Tangible Net Worth at such time.

SECTION 5.06 Merger; Sale of Assets. The Company shall not, and shall not permit its Material Subsidiaries to, merge or consolidate with or into any other Person, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter required), except that:

(a) the Company or a Material Subsidiary may merge or consolidate with or into any other Person; provided that, if the Company is a party to such merger or consolidation, the Company is the surviving entity;

(b) any Material Subsidiary that is a Borrowing Subsidiary may sell or otherwise dispose of any or all of its assets to, the Company or another Subsidiary, and any Material Subsidiary that is not a Borrowing Subsidiary may sell or otherwise dispose of any or all of its assets to any other Person;

provided that (i) after giving effect to such merger, consolidation, sale or other disposition, no Default or Event of Default shall exist, and (ii) in the case of a transaction involving a Material Subsidiary, the assets to be sold or conveyed do not constitute all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; and

(c) the Company or any Material Subsidiary may transfer interests in accounts or notes receivable on a limited recourse basis in connection with Securitization Transactions.

SECTION 5.07 Books and Records; Inspection. The Company shall, and shall cause each of its Subsidiaries to, (a) maintain complete and accurate books and records, in which full and correct entries shall be made of all financial transactions of the Company and each such Subsidiary in accordance with generally accepted accounting principles, and (b) permit any Bank, the Administrative Agent and their respective employees and agents, at such reasonable times during normal business hours and as often as may be reasonably requested, to inspect any of the properties of the Company or any of its Subsidiaries and to inspect and make copies of the material books and records of the Company and its Subsidiaries and to discuss the affairs and finances of the Company and its Subsidiaries with their officers; provided that such Bank or the Administrative Agent shall have delivered a written request for such inspection to the Company prior to the date of any such inspection and that any information provided to the Banks pursuant to this Section 5.07 shall be subject to the provisions of Section 10.09 hereof.

SECTION 5.08 Corporate Existence. Subject to the Company’s rights under Section 5.06, the Company shall, and shall cause each of its Material Subsidiaries to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

SECTION 5.09 Conduct of Business. The Company shall not, and shall not permit any Material Subsidiary to, engage in any line of business other than (A) the businesses engaged in by the Company and its Subsidiaries on the date hereof, (B) the businesses of media, business services or business outsourcing and (C) any business or activities substantially similar or related thereto (which shall include, without limitation, other businesses related to the handling and/or distribution of data used or processed in the businesses engaged in by the Company and its Subsidiaries on the date hereof).

SECTION 5.10 Payment of Taxes. The Company shall pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the same shall become delinquent, all material taxes, assessments and governmental charges or levies imposed upon it or its property;

provided, however, that neither the Company nor any of its Material Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP, as long as no action has been commenced to enforce any Lien securing any such tax, assessment, charge or levy.

SECTION 5.11 Maintenance of Property; Insurance. (a) The Company shall, and shall cause its Subsidiaries to, keep all property useful and necessary in their respective businesses in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.

(b) The Company and its Material Subsidiaries shall maintain, with financially sound and responsible insurance companies (which may include so-called captive insurance companies), such insurance against such risks as is customarily insured against companies engaged in similar businesses.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) A Borrower shall fail to pay when due any installment of principal of any Advance; or

(b) A Borrower shall fail to pay any fee under this Agreement, or any installment of interest on any Advance, within five (5) days after the due date thereof; or

(c) Any written representation or warranty, certification or statement made or deemed made by a Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(d) The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.02, 5.03(a), (b) or (e), 5.04, 5.05, 5.06, 5.07, 5.08, 5.09 or 5.10, or (ii) any other term, covenant or agreement contained in this Agreement, other than as otherwise provided in this Section 6.01, on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent or any Bank; or

(e) The Company or any Material Subsidiary shall fail to pay any principal of or premium or interest on any Debt, any obligations in respect of acceptances, letters of credit or other similar instruments or any obligations pursuant to any Securitization Transaction, of the Company or such Material Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or other obligation; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt or other obligation and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Debt or other obligation; or any Debt or other such obligation in which the outstanding principal exceeds $100,000,000 shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed, defeased or otherwise repurchased by the Company or any Material Subsidiary (other than by a regularly-scheduled required prepayment), or any offer to prepay, redeem, defease or purchase such Debt shall be required to be made, prior to the stated maturity thereof; or

(f) (i) The Company or any Material Subsidiary (A) shall generally not pay its debts as such debts become due, or (B) shall admit in writing its inability to pay its debts generally, or (C) shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Company or any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the event of any such proceeding instituted against the Company or any Material Subsidiary (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days or shall result in the entry of an order for relief, the appointment of a trustee or receiver, or other action in such proceeding or result adverse to the Company or such Material Subsidiary, as applicable; or (iii) the Company or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (f)(i)(B), (i)(C) or (ii); or

(g) Any Person, or a group of Persons acting in concert, shall at any time acquire beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company representing 50% or more of the combined voting power of all Voting Stock of the Company; or

(h) The Company shall incur liability in excess of $100,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or

(i) One or more final judgments or orders for the payment of money, in an aggregate amount exceeding $100,000,000 at any one time outstanding (exclusive of judgment amounts fully covered by insurance, to the extent the insurer has admitted liability in respect thereof), shall be rendered against the Company or any Material Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) such judgments or orders shall not be discharged (or provision shall not have been made for such discharge), a stay of execution thereof shall not be obtained, or such judgments or orders shall not be paid or bonded, within 60 days from the date of entry thereof, and the Company or such Material Subsidiary, as the case may be, shall not, within such 60-day period, appeal therefrom and cause the execution thereof to be stayed pending such appeal;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Banks, by notice to the Company, (i) terminate the Commitments and declare the obligation of each Bank to make Advances to any Borrower and of the Issuing Bank to issue Letters of Credit hereunder to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that if an Event of Default under Section 6.01(f) (other than subsection (i)(a) thereof) occurs with respect to the Company, (A) the Commitments and the obligation of each Bank to make Advances to any Borrower and of the Issuing Bank to issue Letters of Credit hereunder shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02 Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Majority Banks, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the applicable Borrower to, and forthwith upon such demand such Borrower shall, (a) pay to the Administrative Agent on behalf of the Banks in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Majority Banks. If at any time the Administrative Agent determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Banks or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the applicable Borrower shall, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letters of Credit, to the extent funds are on deposit in the Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank to the extent permitted by applicable law. Promptly after all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the applicable Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such Cash Collateral Account shall be returned to the applicable Borrower.

ARTICLE VII

GUARANTEE

SECTION 7.01 Unconditional Guarantee. For valuable consideration, receipt whereof is hereby acknowledged, and to induce the Banks to make Advances and the Issuing Bank to issue Letters of Credit to each Borrowing Subsidiary, the Company unconditionally and irrevocably guarantees to the Banks and the Administrative Agent that the principal of and interest on each Advance, Letter of Credit and all other amounts payable by each Borrowing Subsidiary hereunder shall be promptly paid in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms hereof and thereof, and, in the case of any extension of time of payment, in whole or in part, that all such amounts shall be promptly paid when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of such extension. In addition, the Company unconditionally agrees that upon (a) default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any of such principal, interest or other amounts, the Company shall forthwith pay the same, or (b) the occurrence and continuance of any event described in Section 6.01(e), (f) or (i) with respect to any Borrowing Subsidiary (as if each reference therein to “Material Subsidiary” were a reference to such Borrowing Subsidiary), the Company shall forthwith pay all principal, interest and other amounts payable hereunder by such Borrowing Subsidiary. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the obligations of any Borrowing Subsidiary guaranteed by the Company under this Article VII and would be owed by any such Borrowing Subsidiary to any Bank or the Administrative Agent under this Agreement or the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrowing Subsidiary.

SECTION 7.02 Validity. The obligations of the Company under this Article VII are independent of the obligations of the Borrowing Subsidiaries guaranteed hereunder, and a separate action or actions may be brought and prosecuted against the Company to enforce its obligations under this Article VII, irrespective of whether any action is brought against any Borrowing Subsidiary or whether any Borrowing Subsidiary is joined in any such action or actions. The obligations of the Company under this Article VII shall be unconditional irrespective of (i) the genuineness, validity, regularity or enforceability of the obligations of the Borrowing Subsidiaries under this Agreement, any Letter of Credit or any Note or any Assumption Letter, (ii) any law, regulation or order of any jurisdiction affecting any term of any obligation of any Borrowing Subsidiary under this Agreement or the rights of any Bank or the Administrative Agent with respect thereto, (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrowing Subsidiary guaranteed by the Company under this Article VII, or any other amendment or waiver of or any consent to departure from this Agreement or the Notes, (iv) any change, restructuring or termination of the corporate structure or existence of any Borrowing Subsidiary or any of its Subsidiaries, or (v) to the fullest extent permitted by applicable law, any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

SECTION 7.03 Waivers. The Company expressly waives promptness, diligence, presentment, protest and any other notice with respect to the obligations of the Company under this Article VII and any requirement that any right or power be exhausted or any action be taken against any Borrowing Subsidiary and all notices and demands whatsoever.

SECTION 7.04 Subrogation. The Company shall be subrogated to the rights of the Banks or the Administrative Agent against any Borrowing Subsidiary hereunder only after the Banks and the Administrative Agent shall have been paid in full all such amounts, with interest thereon, for which such Borrowing Subsidiary shall have become indebted hereunder.

SECTION 7.05 Acceleration. The Company agrees that, as between the Company on the one hand, and the Banks and the Administrative Agent, on the other hand, the obligations of each Borrowing Subsidiary guaranteed under this Article VII may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 6.01 hereof for purposes of this Article VII, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Borrowing Subsidiary or otherwise) preventing such declaration as against such Borrowing Subsidiary and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by such Borrowing Subsidiary) shall forthwith become due and payable by the Company for purposes of this Article VII.

SECTION 7.06 Reinstatement. The Company’s obligations under this Article VII shall be reinstated if at any time any payment received by any Bank or the Administrative Agent from any Borrowing Subsidiary hereunder is required to be repaid or returned by such Bank or the Administrative Agent, all as though such payment had not been made.

SECTION 7.07 Continuing Guarantee; Assignments. This guarantee of the Company shall (a) remain in full force and effect until the later of (i) the cash payment in full of the obligations of any Borrowing Subsidiary guaranteed by the Company under this Article VII and (ii) the Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Banks and the Administrative Agent and their successors, transferees and assigns (provided that the applicable transfers and assignments are made in accordance with the terms of this Agreement).

ARTICLE VIII

ADMINISTRATIVE AGENT; SYNDICATION AGENT;

CO-DOCUMENTATION AGENTS; CO-AGENTS

SECTION 8.01 Authorization and Action. Each Bank appoints and authorizes CNAI to act as the Administrative Agent hereunder, and each Bank irrevocably authorizes the Administrative Agent (for so long as the Administrative Agent remains in such capacity under this Agreement) to act as the contractual representative of such Bank with only the rights and duties expressly set forth herein. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article VIII. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Bank by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Banks with only those duties as are expressly set forth in this Agreement. In its capacity as the Banks’ contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Banks, (ii) is a “representative” of the Banks within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this

Agreement. Each Bank agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Bank waives. The Administrative Agent shall have and may exercise such powers under this Agreement as are specifically delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental hereto. The Administrative Agent shall have no implied duties to the Banks, or any obligation to the Banks to take any action hereunder, except any action specifically provided by this Agreement to be taken by the Administrative Agent. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks and all holders of the Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Bank prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other instrument, document or agreement executed in connection herewith by or through employees, agents, and attorney-in-fact and shall not be answerable to the Banks, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint any Affiliate as its agent for all matters relating to Advances made in Alternative Currencies. Each such agent shall be entitled to all of the rights and benefits granted to the Administrative Agent hereunder, and each Bank shall treat any notice given by any such agent as if it had been given directly by the Administrative Agent.

SECTION 8.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an assignment agreement entered into by the Bank that is the payee of such Note, as assignor, and a Purchaser, as assignee, as provided in Section 9.01(c); (ii) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (vi) shall not have any duty to ascertain, inquire into or verify the financial condition of the Company or any of its Subsidiaries; (vii) shall have no duty to disclose to the Banks information that is not required to be furnished by the Company to the Administrative Agent at such time, but is voluntarily furnished by the Company to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity); and (viii) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram) believed by it to be genuine and signed or sent by the proper party or parties. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Banks and all matters pertaining to the Administrative Agent’s duties hereunder.

SECTION 8.03 The Administrative Agent and Affiliates. With respect to any financial institution which shall become the Administrative Agent hereunder, and with respect to such financial institution’s Commitment and the Advances made by it, such financial institution shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include such financial institution in its individual capacity, if applicable. Each such financial institution and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower, any of their respective Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if such financial institution were not the Administrative Agent and without any duty to account therefor to the Banks.

SECTION 8.04 Bank Credit Decision; Notice of Default. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or an Event of Default, unless the Agent has received written notice from a Bank or the Company referring to this Agreement describing such Default or Event of Default, and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks.

SECTION 8.05 Indemnification. (a) The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to the respective principal amounts of the Notes held by each of them (or, if no Notes are outstanding at the time or if any Notes are held by Persons that are not Banks, ratably according to the respective amounts of their Commitments) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable legal fees and expenses) (the “Indemnified Costs”) which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby or the enforcement of any of the terms hereof or of any such other documents, or any action taken or omitted by the Administrative Agent under this Agreement; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent any of the foregoing is found to have resulted from the Administrative Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Bank or a third party.

(b) Each Bank severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Company) from and against such Bank’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Issuing Bank hereunder or in connection herewith; provided, however, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse any Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Company under Section 10.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c) For purposes of this Section 8.05, the Banks’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Banks, (ii) their respective Pro Rata Shares of the aggregate available amount of all Letters of Credit outstanding at such time and (iii) their respective unused Commitments at such time; provided that the aggregate principal amount of Advances owing to the Issuing Bank as a result of drawing under Letters of Credit shall be considered to be owed to the Banks ratably in accordance with their respective Commitments. The failure of any Bank to reimburse the Administrative Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Banks of its obligation hereunder to reimburse such Administrative Agent or the Issuing Bank (as the case may be) for its ratable share of such amount, but no Bank shall be responsible for the failure of any other Bank to reimburse the Administrative Agent or the Issuing Bank, as the case may be, for such other Bank’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Bank hereunder, the agreement and obligations of each Bank contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Company. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as the Issuing Bank, in which case upon the effectiveness of such resignation in accordance with this Section 8.06 the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as the Issuing Bank with respect to any Letters of Credit by it prior to the effective date of such resignation. Upon any such resignation, the Majority Banks shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld or delayed) to appoint a successor

Administrative Agent; provided that such consent shall not be required if a Default or Event of Default has occurred and is continuing. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

SECTION 8.07 Syndication Agent; Co-Documentation Agents; Arrangers. The Banks identified in this Agreement as the Syndication Agent, the Co-Documentation Agents or the Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, such Banks shall not have or be deemed to have a fiduciary relationship with any Bank. Each Bank hereby makes the same acknowledgments with respect to such Banks as it makes with respect to the Administrative Agent in Section 8.04.

ARTICLE IX

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

SECTION 9.01 Successors and Assigns. (a) The terms and provisions of this Agreement and the Notes shall be binding upon and inure to the benefit of the Company and the Banks and their respective successors and assigns permitted hereby, except that (i) neither the Company nor any Borrowing Subsidiary shall have the right to assign its rights or obligations under this Agreement and the Notes without the prior written consent of each Bank, and (ii) any transfer or assignment by any Bank must be made in compliance with this Section 9.01.

(b) Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Advances. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Administrative Agent or the Issuing Bank, such Bank shall remain responsible for the performance of its obligations hereunder, and the applicable Borrower and the Administrative Agent or the Issuing Bank shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the applicable Borrower hereunder, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (ii), (iii) or (iv) of Section 9.01 without the consent of the Participant. The Borrowers agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 2.02, 2.10, 2.11 and 2.15 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Bank may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and each such Assignee shall assume such rights and obligations (or a proportionate part thereof), pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit A hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Company (such consent to not be unreasonably withheld) (unless an Event of Default has occurred and is continuing, or such assignment is to an Affiliate of such Bank, in any such case no such consent shall be required) and the Administrative Agent (if such assignment is to an Affiliate of such Bank, notice thereof shall be provided to the Administrative Agent but no consent thereto shall be required) and the Issuing Bank; provided that the amount assigned to each Assignee which was not theretofore a Bank shall be an aggregate amount not less than $10,000,000 or a multiple of $1,000,000 in excess thereof. Upon execution and delivery of such instrument and payment by the Assignee to such transferor Bank of the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the applicable Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States or a state thereof, it shall deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.15.

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 2.11 or 2.15 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company’s prior written consent (which shall not be unreasonably withheld or delayed and, in any event, shall not be required if a Default or Event of Default has occurred and is then continuing) or by reason of the provisions of Section 2.11, 2.12 or 2.15 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 9.02 Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Advances owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Advances, nor any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all Banks affected thereby, directly do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) increase or extend the Commitments (including reinstating a terminated or expired Commitment) of the Banks (except pursuant to Section 2.17) or subject the Banks to any additional obligations, (iii) reduce the principal of, or the stated rate at which interest accrues on, the Advances or reduce the stated rate of any fees payable hereunder, including on or with respect to any Letter of Credit, (iv) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder or the termination of any Commitment, (v) change the percentage of the Commitments, or of the aggregate unpaid principal amount of the Notes, or the number of Banks which shall be required for the Banks or any of them to take any action hereunder or (vi) amend the definition of “Majority Banks” or this Section 10.01; provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, or the Issuing Bank (as the case may be), in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent, or the Issuing Bank (as the case may be), under this Agreement or any Note.

SECTION 10.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered,

(i) if to any Borrower, to the Company at its address at 77 West Wacker Drive, Chicago, Illinois 60601 Attention: Treasurer;

(ii) if to the Issuing Bank, at the Domestic Lending Office specified opposite its name on Schedule I hereto;

(iii) if to any Bank listed on the signature pages hereof, at its Domestic Lending Office specified opposite its name on Schedule I hereto;

(iv) if to any other Bank, at its Domestic Lending Office specified in the assignment agreement pursuant to which it became a Bank;

(v) if to the Administrative Agent, at the Domestic Lending Office specified opposite its name on Schedule I hereto;

or as to the Borrowers and the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties, and as to each such other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent. All such notices and communications shall, when sent by overnight courier, mailed or telecopied, be effective when delivered to such courier, deposited in the mails, or telecopied and confirmed by return telecopy, respectively, except that notices and communications to the Administrative Agent pursuant to Articles II, III and VIII shall not be effective until received by the Administrative Agent.

(b) If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or by any Bank shall be binding upon the Company and each other Borrower notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Bank; provided that any such action taken or omitted to be taken by the Administrative Agent or such Bank shall have been in good faith and in accordance with the terms of this Agreement.

SECTION 10.03 No Waiver; Remedies. No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04 Costs and Expenses. (a) The Company agrees to pay on demand all reasonable, documented out-of-pocket costs and expenses of the Arranger and the Administrative Agent (including, without limitation, reasonable fees and expenses of counsel), in connection with any amendments, modifications or waivers of the provisions hereof, or in determining the rights and obligations of the parties hereto under this Agreement and the Notes, or the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.

(b) The Company agrees to pay to the Agents or the Issuing Bank, as the case may be, such fees as have been agreed to by such Agent or the Issuing Bank, as the case may be, and the Company in one or more separate agreements.

SECTION 10.05 Right of Set-off. (a) Without limiting any of the obligations of the Borrowers or the rights of the Banks hereunder, if any Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any Note each Bank may, without prior notice to such Borrower (which notice is expressly waived by it to the fullest extent permitted by applicable law), set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and other obligations and liabilities at any time held or owing by such Bank or any of its Affiliates or any branch or agency thereof to or for the credit or account of such Borrower. Each Bank shall promptly provide notice of such set-off to such Borrower; provided that failure by such Bank to provide such notice shall not give such Borrower any cause of action or right to damages or affect the validity of such set-off and application.

(b) If any Bank shall obtain from any Borrower payment of any principal of or interest on a Advance or payment of any other amount under this Agreement or any Note through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Bank shall have received a percentage of the principal of or interest on such Advance or such other amounts then due hereunder by such Borrower to such Bank in excess of its Pro Rata Share thereof, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Advances or such other amounts, respectively, owing to such other Banks (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time, as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses that may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Advances or such other amounts, respectively, owing to each of the other Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers.

SECTION 10.06 Binding Effect; Integration. This Agreement shall become effective when this Agreement shall have been executed by the Company and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank listed on the signature pages hereof that it has executed this Agreement and thereafter shall be binding upon and inure to the benefit of the Company, the Administrative Agent and each Bank and their respective successors and assigns, except that neither the Company nor any Borrowing Subsidiary shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Banks. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all other prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 10.07 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts. Transmission by facsimile of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Agreement.

SECTION 10.09 Confidentiality. Each Bank agrees that it will use commercially reasonable efforts to keep confidential any information from time to time supplied to it by the Company which the Company designates in writing at the time of its delivery to the Bank is to be treated confidentially; provided, however, that nothing herein shall affect the disclosure of any such information to: (i) the extent required by statute, rule, regulation or judicial process or that is otherwise made public by the Company; (ii) counsel for any Bank or to their respective accountants; (iii) bank examiners and auditors; (iv) any Affiliate of such Bank; (v) any other Bank, or potential Assignee or Participant who agrees to be bound by the confidentiality provisions hereof; or (vi) any other Person in connection with any litigation to which any one or more of the Banks is a party; provided further, however, that each Bank agrees that it will use reasonable efforts to promptly notify the Company of any request for information under this clause (vi) or with respect to any request for information not enumerated in this Section 10.09, if not otherwise prohibited from doing so.

SECTION 10.10 Non-Reliance by the Banks. Each Bank by its signature to this Agreement represents and warrants that (i) it has not relied in the extension of the credit contemplated by this Agreement, nor will it rely in the maintenance thereof, upon any assets of the Company or its Subsidiaries consisting of Margin Stock as collateral and (ii) after reviewing the financial statements of the Company and its Consolidated Subsidiaries referred to in Section 4.01(e)(i), such Bank has concluded therefrom that the consolidated cash flow of the Company and its Consolidated Subsidiaries is sufficient to support the credit extended to the Company pursuant to this Agreement.

SECTION 10.11 Indemnification. The Company agrees to indemnify the Administrative Agent, each Bank, the Issuing Bank and their respective Related Parties (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all claims, liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by, asserted or awarded against such Indemnitee in connection with any actual or threatened litigation, proceeding or investigation (whether or not such Indemnitee shall be designated a party thereto and including, without limitation, in connection with the preparation of a defense in connection therewith) arising out of or in connection with or by reason of this Agreement, the Notes, the transactions contemplated herein or any actual or proposed use of proceeds of Advances hereunder or the enforcement of rights under this Section 10.11; provided that no Indemnitee shall have the right to be indemnified hereunder for (i) any claim, damage, loss, liability or expense that is found to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct, and (ii) any breach by such Indemnitee of such Indemnitee’s express obligations under this Agreement. At its own expense, the Company shall have the right to participate in (but not control) the defense of any action with respect to which it may have an indemnity obligation hereunder. The Company shall not assert any claim against the Administrative Agent, any Bank, the Issuing Bank or any of their respective Related Parties, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or relating to this Agreement or the actual or proposed use of any Advance.

SECTION 10.12 Severability. In case any provision in this Agreement or in any Note shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such Note, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY, ANY BORROWING SUBSIDIARY, THE ADMINISTRATIVE AGENT OR ANY BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY BENCH TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.14 Jurisdiction, Etc. (a) Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court sitting in New York City or federal court of the United States of America sitting in the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes or the transactions contemplated hereby, or for recognition or enforcement of any judgment. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 10.15 Nonliability of Banks. The relationship between the Borrowers on the one hand and the Banks and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Bank shall have any fiduciary responsibilities to any of the Borrowers. Neither the Administrative Agent, the Arranger nor any Bank undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations. Neither the Administrative Agent, the Arranger nor any Bank shall have any liability with respect to, and the Borrowers waive, release and agree not to sue for, any special, indirect or consequential damages suffered by the Borrowers in connection with, arising out of, or in any way related to this Agreement or the transactions contemplated thereby.

SECTION 10.16 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

SECTION 10.17 USA Patriot Act Notification. The following notification is provided to each Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 (the “USA Patriot Act”):

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for such Borrower: When such Borrower opens an account, if such Borrower is an individual, the Administrative Agent and the Banks will ask for such Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Banks to identify such Borrower, and, if such Borrower is not an individual, the Administrative Agent and the Banks will ask for such Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Banks to identify such Borrower. The Administrative Agent and the Banks may also ask, if such Borrower is an individual, to see such Borrower’s driver’s license or other identifying documents, and, if such Borrower is not an individual, to see such Borrower’s legal organization documents or other identifying documents.

SECTION 10.18 Citigroup Direct Website Communications.

(a) Delivery. (i) The Company hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrowers agree to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or the Notes but only to the extent requested by the Administrative Agent. Nothing in this Section 10.19 shall prejudice the right of the Administrative Agent, the Arrangers or any Bank or the Company to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement. Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Bank for purposes of this Agreement and the Notes. Each Bank agrees (A) to notify the Administrative

Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Posting. The Company further agrees that the Administrative Agent may make the Communications available to the Banks by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Company, any Bank or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

SECTION 10.19 Survival. The obligations of the Borrowers under Sections 2.07, 2.10, 2.11(a) and (b), 2.14, 2.15, 8.05, 10.04, 10.09 and 10.11, and the obligations of the Banks under Sections 8.05 and 10.09, shall survive the repayment of the Advances and the termination of the Commitments; provided that any such obligation shall not survive for more than one year after the later of such events; and, in the case of any Bank that may assign any interest in its Commitment or Advances, shall survive the making of such assignment, notwithstanding that such assigning Bank may cease to be a “Bank” hereunder, and shall survive the resignation or removal of the Administrative Agent. In addition, each representation and warranty made, or deemed to be made by a notice of any Advance, herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making any Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

R.R. DONNELLEY & SONS COMPANY

By:	/s/ James Moran
Name:
	Title:	Vice President & Treasurer

CITICORP NORTH AMERICA, INC., as
Administrative Agent, Issuing Bank and as a Bank

By:	/s/ Robert A. Danziger
Name:
	Title:	Attorney-in-Fact

BANK ONE, NA
as Syndication Agent and a Bank

By:	/s/ Diane M. Faunda
Name:
	Title:	Director, Capital Markets

The Governor & Company of the Bank of Ireland, as a Bank

By:	/s/ Aoife Hughes
Name:
	Title:	Manager

By:	/s/ Catherine Strecker
Name:
	Title:	Manager

BNP PARIBAS, as Co-Documentation Agent and as a Bank

By:	/s/ Brian F. Hewett
Name:
	Title:	Director

S-1

By:	/s/ Peter C. Labrie
Name:
	Title:	Central Region Manager

Credit Lyonnais New York Branch, as a Bank

By:	/s/ Rod Hurst
Name:
	Title:	Vice President

EXPORT DEVELOPMENT CANADA, as a Bank

By:	/s/ Francine Clement
Name:
	Title:	Financial Services Manager

By:	/s/ William J. Brown
Name:
	Title:	Director

Fifth Third Bank, as a Bank

By:	/s/ Jeff Assenmacher
Name:
	Title:	Assistant Vice President

FLEET NATIONAL BANK, Co-Documentation Agent and as a Bank

By:	/s/ Laura Neenan
Name:
	Title:	Vice President

ING Bank N.V., as a Bank

By:	/s/ P.T. Van Beck [illegible]
Name:
	Title:	Director, Corp. Clients, General Industries

By:	/s/ E.C. Shery [illegible]
Name:
Title:

68

JPMORGAN CHASE BANK, as Co-Documentation Agent and as a Bank

By:	/s/ Randolph Cates
Name:
	Title:	Vice President

KeyBank National Association, as a Bank

By:	/s/ James T. Teichman
Name:
	Title:	Portfolio Manager

LASALLE BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Aaron L. Markos
Name:
	Title:	Assistant Vice President

MORGAN STANLEY BANK, as a Bank

By:	/s/ Daniel Twenge
Name:
	Title:	Vice President

The Northern Trust Company, as a Bank

By:	/s/ Chris McKean
Name:
	Title:	Vice President

PNC Bank, National Association, as a Bank

By:	/s/ Dorothy G.W. Brailer
Name:
	Title:	Vice President

Sumitomo Mitsui Banking Corporation, as a Bank

By:	/s/ Leo E. Pagarigan
Name:
	Title:	Senior Vice President

UFJ BANK LIMITED, as a Bank

By:	/s/ Russell Bohner
Name:
	Title:	Vice President

The Bank of Tokyo-Mitsubishi, Ltd., as a Bank

By:	/s/ Shinichiro Munechika
Name:
	Title:	Deputy General Manager

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ David M. Hirsch
Name:
	Title:	Vice President

Wachovia Bank, National Association, as a Bank

By:	/s/ Kirsten Carver
Name:
	Title:	Assistant Vice President

Wells Fargo Bank, N.A., as a Bank

By:	/s/ Charles Reed
Name:
	Title:	Vice President

By:	/s/ Kathleen Savard
Name:
	Title:	Vice President